Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DSP GROUP, INC.,

SYNAPTICS INCORPORATED,

and

OSPREY MERGER SUB, INC.

August 30, 2021

i

ii

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

Exhibit B – Form of Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 30, 2021, is entered into by and among DSP Group, Inc., a Delaware corporation (the “Company”), Synaptics Incorporated, a Delaware corporation (“Parent”), and Osprey Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, (i) the Boards of Directors of each of the Company, Parent and Merger Sub have (A) determined that this Agreement and the Merger are advisable and in the best interests of their respective stockholders, (B) approved the Merger on the terms and subject to the conditions set forth herein, and (C) adopted and approved this Agreement, and (ii) the Company Board has recommended that the stockholders of the Company adopt this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01    Definitions.

(a)    As used herein, the following terms have the following meanings:

“102 Company Options” means Company Options granted and subject to Taxes pursuant to Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

“102 Company PSUs” means Company PSUs granted and subject to Taxes pursuant to Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

“102 Company RSUs” means Company RSUs granted under Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

“102 Company SARs” means Company SARs granted under Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

“102 Company Securities” means any 102 Company Options, 102 Company PSUs, 102 Company RSUs, 102 Company SARs and 102 Company Shares, collectively.

“102 Company Shares” means shares of Company Common Stock granted and subject to Taxes pursuant to Section 102(b)(2) and Section 102(b)(3) of the Ordinance or issued upon vesting or exercise of 102 Company Options, 102 Company RSUs, 102 Company SARs or 102 Company PSUs and, in each case, held by the 102 Trustee.

“102 Trustee” means IBI Trust Management, appointed by the Company to serve as trustee pursuant to Section 102 of the Ordinance and approved by the ITA.

“2012 Plan” means the Company’s Amended and Restated 2012 Equity Incentive Plan.

“2021 NEO Bonuses” means any of the amounts that could become payable pursuant to the 2021 Performance-Based Bonus Plan, effective as of January 1, 2021, for the Chief Executive Officer, Chief Financial Officer or Chief Business Officer of the Company (the “MBO Plan”).

“3(i) Company Options” means Company Options granted and subject to Taxes pursuant to Section 3(i) of the Ordinance.

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) containing terms not less restrictive to the counterparty thereto than the terms of the Confidentiality Agreement (including with regard to any standstill obligations), and (ii) that does not restrict the Company or its Representatives from providing the information or access required to be provided to Parent pursuant to Section 6.02 and Section 6.03. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company from satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the fees and expenses of the Third Party or its Affiliates.

“Acquisition Proposal” means any offer or proposal from any Third Party to engage in any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of the outstanding shares of any class of voting or equity securities of the Company or any of its Subsidiaries, (ii) any acquisition or purchase by any Third Party, directly or indirectly (including by way of merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, liquidation, dissolution, recapitalization, exclusive license, extraordinary dividend or reorganization) of the consolidated assets (including the equity interests of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any merger, amalgamation, consolidation, share exchange, business combination, “dual listed” or “dual headed” structure, joint venture, recapitalization, reorganization or other similar transaction involving the Company, or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration, plus the aggregate Options Payments, SAR Payments, RSU Payments and PSU Payments.

“Anti-Corruption Laws” means all Applicable Laws dealing with bribery or corruption, including: (a) the U.S. Foreign Corrupt Practices Act of 1977; (b) the U.K. Bribery Act 2010; (c) the anti-corruption Applicable Laws of the country of formation of the Company or any of its Subsidiaries, including but not limited to the Israeli Penal Law, 1977; (d) any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions; and (e) any other anti-corruption or anti-bribery Applicable Laws.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), self-regulatory authority, constitution, treaty, convention, ordinance, code, rule, regulation, interpretation, guidance, guideline, advisory, bulletin, published opinion, directive, policy, order, writ, award, decree, injunction, judgment, stay or restraining order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person (including any applicable Order).

“Business Day” means a day, other than Friday, Saturday, Sunday, the dates set forth in Section 1.01(a) of the Company Disclosure Schedule or other day on which commercial banks in New York, New York or Israel are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act (and any similar or conforming legislation in any U.S. jurisdiction) and the Health and Economic Recovery Omnibus Emergency Solutions Act, the Families First Coronavirus Response Act, and the Coronavirus Preparedness and Response Supplemental Appropriations Act.

“Clean Team Agreement” means the Clean Team Amendment to the Confidentiality Agreement, dated as of July 21, 2021, by and between Parent and the Company.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means each Contract to which the Company or any of its Subsidiaries is a party or otherwise bound that constitutes a collective bargaining agreement or other labor agreement with any labor organization, works council, trade union, employee association or other employee representative body representing any employee of the Company or its Subsidiaries.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2021.

“Company Balance Sheet Date” means June 30, 2021.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means each domestic and foreign (i) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment, Independent Contractor, severance, termination pay or similar contract, plan, arrangement, or policy and (iii) other plan, agreement, arrangement, or policy providing for compensation (including variable cash compensation and sales commissions), bonuses or incentive compensation, profit-sharing, stock option, stock purchase or other equity-related compensation, deferred compensation, savings, retirement, life insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, vacation or other paid time-off, retention, change of control compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), fringe, welfare or other employee benefits, which, in each case of clauses (i) through (iii), is entered into, maintained, contributed to or required to be contributed to by the Company or any Subsidiary of the Company or with respect to which the Company or any Subsidiary of the Company has or would reasonably be expected to have any liability (including any liability that could be jointly and severally owed by the Company or any Subsidiary of the Company with any ERISA Affiliate), but in any case other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under Applicable Law.

“Company Equity Awards” means the Company RSUs, the Company PSUs, the Company Options and Company SARs.

“Company Financial Advisor” means Goldman Sachs & Co. LLC.

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or licensed by the Company or any of its Subsidiaries for use in the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any change, event, circumstance, occurrence, condition, state of facts or effect that (1) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Merger; provided that, with respect to clause (1) only, in no event shall any change, event, circumstance, occurrence, condition, state of facts or effect to the extent arising out of or relating to any of the following (alone or in combination) be taken into account in determining whether a Company Material Adverse Effect has occurred:

(i)          changes in the Company’s stock price or trading volume, or any change in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any effect underlying such changes has resulted in, or contributed to, a Company Material Adverse Effect, unless otherwise excluded pursuant to any of clauses (ii)-(xiv) below);

(ii)          general business, economic or political conditions in the United States, Israel or any other country or region in the world, or changes therein;

(iii)          conditions in the financial, credit, banking, capital or currency markets in the United States, Israel or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States, Israel or any other country or region in the world, or changes therein, and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States, Israel or any other country or region in the world;

(iv)          general conditions in any industry, location or market in which the Company operates;

(v)          changes in political conditions in the United States, Israel or any other country or region in the world;

(vi)          acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States, Israel or any other country or region in the world;

(vii)          earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, outbreaks, epidemics, pandemics or disease outbreaks (including the coronavirus (COVID-19) pandemic), other public health conditions or other natural or man-made disasters or acts of God in the United States, Israel or any other country or region in the world, or changes therein;

(viii)          any COVID-19 Measures or changes therein;

(ix)         changes or proposed changes in GAAP or other accounting standards, regulations or principles (or the enforcement or interpretation of any of the foregoing);

(x)         any Stockholder Litigation;

(xi)         changes or proposed changes in Applicable Law (or the interpretation or enforcement thereof by Governmental Authorities);

(xii)         any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial operating metrics for any period (provided that the exception in this clause (xii) shall not prevent or otherwise affect a determination that any effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect, unless otherwise excluded pursuant to any of clauses (i)-(xi) above or clauses (xiii)-(xiv) below);

(xiii)         the announcement and performance of this Agreement, including any resulting impact on relationships, contractual or otherwise, with Third Parties, including Governmental Authorities, customers, suppliers and employees of the Company or its Subsidiaries (other than for purposes of any representation or warranty in Sections 4.03 or 4.04); or

(xiv)         any action taken by the Company or any of its Subsidiaries that is required by this Agreement to be taken by the Company or any of its Subsidiaries, or that is taken or not taken with the prior written consent or at the express written request of Parent;

provided, that any change, event, circumstance, occurrence, condition, state of facts or effect referred to in clause (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) or (xi) may be taken into account to the extent such effect has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries or geographic locations in which the Company and its Subsidiaries operate (in which case, the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Options” means the outstanding stock option awards issued under the Company Stock Plans.

“Company PSUs” means performance-based restricted stock units issued under the Company Stock Plans.

“Company Return” means any Tax Return of the Company or any of its Subsidiaries.

“Company RSUs” means the restricted stock unit awards issued under the Company Stock Plans that are subject solely to time-based vesting.

“Company SARs” means the outstanding stock appreciation rights awards issued under the Company Stock Plans.

“Company Stock Plan” means each of the Company’s 1993 Director Stock Option Plan, 1998 Non-Officer Employee Stock Option Plan and the 2012 Plan, in each case as amended and including all appendices thereto.

“Company Termination Fee” means an amount equal to $19,774,000.

“Confidentiality Agreement” means the Mutual Nondisclosure and Confidentiality Agreement, dated as of June 13, 2021, by and between Parent and the Company.

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other legally binding instrument, obligation, arrangement or understanding of any kind.

“COVID-19 Measures” means any action or inaction to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, travel restrictions, shut down, closure, sequester, safety or similar law, directive, guideline or recommendation promulgated by the Centers for Disease Control and Prevention, the World Health Organization or any Governmental Authority having jurisdiction over the Company, its Subsidiaries or its operations, in each case, in connection with or in response to the coronavirus (COVID-19) and any evolutions or mutations thereof.

“Debt Financing Sources” means the Persons (if any) that have committed to provide, or otherwise entered into agreements in connection with, the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such Person’s (and their respective Affiliates’) officers, directors, employees, attorneys, advisors, agents and representatives involved in the Debt Financing and their successors and permitted assigns.

“Environmental Law” means any Applicable Law concerning pollution or protection of the environment, and protection of human health and safety (in relation to exposure to Hazardous Substances) including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Permits issued under any Environmental Law.

“Equity Interests” means any and all shares, interests, other equity interests of any kind or other equivalents (however designated) of capital stock or share capital of a corporation and any and all ownership or equity interests of any kind in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exchangeable or exercisable for or related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any relevant time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“ESPP” means the Company’s Amended and Restated 1993 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the fraction having a numerator equal to the per share Merger Consideration, and having a denominator equal to the Parent Stock Price.

“Foreign Employee Plan” means each Company Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of employees outside the United States.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local, foreign or international authority or other political subdivision thereof, (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), self-regulatory authority, minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or (iii) any mediator, or arbitrator or arbitral body.

“Governmental Grant” means any grant, incentive, qualification, subsidy, award, funding, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Governmental Authority, or judicial body thereof, or any outstanding application to receive the same filed by the Company or any of its Subsidiaries, including, any material Tax or other incentive granted to, provided or made available to, or enjoyed by, the Company or any of its Subsidiaries, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of the Investment Center or the IIA.

“Governmental Permits” means, with respect to any Person, all licenses, authorizations, permits, certificates, registrations, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations, clearances and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“IIA” shall mean the Israeli Innovation Authority (previously known as the Office of the Chief Scientist of the Ministry of Economy and Industry of Israel or the OCS).

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all obligations (including any principal, accrued and unpaid interest, breakage costs, penalties, fees, prepayment premiums, premiums, indemnities, reimbursement obligations or other obligations) in respect of (i) borrowed money, (ii) bonds, notes, debentures, letters of credit and similar instruments, (iii) leases which in accordance with GAAP are required to be capitalized, (iv) interest rate and currency obligation swaps, hedges and any other similar arrangements, in each case, to the extent payable if the applicable Contract is terminated at the Closing, (v) that are secured by a Lien on the assets of the Company or any of its Subsidiaries, (vi) all obligations issued, undertaken or assumed as the deferred purchase price for any property, asset or services, including under any conditional sale agreement, earn-outs or with respect to title retention property and assuming the maximum amount thereunder has been earned, (vii) any unpaid payroll taxes that the Company or any of its Subsidiaries deferred in accordance with the CARES Act, the Presidential Memorandum on “Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” dated August 8, 2020, or Notice 2020-65, 2020-38 I.R.B. 567 and (viii) guarantees (or arrangements having the economic effect of a guarantee) of payment obligations described in clauses (i) through (vii) above on behalf of any Person other than the Company or its Subsidiaries. For the avoidance of doubt, all obligations and liabilities (including without limitation commitment fees, arrangement fees, expenses and indemnification obligations) incurred by the Company in connection with the Debt Financing at Parent’s direction pursuant to Section 6.17 shall not constitute Indebtedness of the Company.

“Independent Contractor” means any Person who has performed services for the Company or any of its Subsidiaries as an independent contractor or consultant and who has received (or will receive for 2021) a Form 1099-MISC from the Company or any of its Subsidiaries reporting any compensation received by such Person in exchange for the services performed by such Person for the Company or any of its Subsidiaries.

“Insurance Policies” means all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic policies still in force, excluding any insurance policy maintained in connection with any Company Employee Plan.

“Intellectual Property Rights” means all rights, title, and interests in, throughout the world and under any international treaties or conventions:

(i)    patents and patent applications, including divisions, continuations, continuations-in-part, renewals, re-examinations, extensions and reissues (collectively, “Patents”);

(ii)    trademarks, service marks, trade names, logos, brands, trade dress, slogans, internet domain names, social media accounts and handles, certification marks, collective marks and other indicia of origin, all registrations and applications for the foregoing, together with the goodwill and activities associated therewith and symbolized thereby, including all renewals of same (collectively, “Marks”);

(iii)    copyrights (whether registered or unregistered), copyrightable works, works of authorship, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”);

(iv)    rights in Software or databases (not including rights to data itself);

(v)    rights of publicity and moral rights;

(vi)    trade secrets, as recognized under Applicable Laws, that protect confidential information, proprietary know-how, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes and all other know-how, whether or not protected by patent or copyright law (collectively, “Trade Secrets”); and

(vii)    any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, the right to bring suit and recover damages for past infringement, dilution, misappropriation or violation, and contractual rights relating to any of the foregoing.

“Intervening Event” means any change, event, circumstance, occurrence, condition, state of facts or effect that is material to the Company and its Subsidiaries that (i) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement (or if known by the Company Board, the consequences of which were not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement) and becomes known to the Company Board prior to obtaining the Stockholder Approval, (ii) does not involve or relate to an Acquisition Proposal, and (iii) does not relate to (A) any action, change, event, circumstance, occurrence, condition, state of facts or effect relating to Parent, Merger Sub or any of their respective Affiliates, (B) changes in the market price or trading volume of the securities of the Company in and of themselves, (C) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that clauses (B) and (C) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event” unless otherwise excluded pursuant to the foregoing clauses (ii) or (iii), as applicable) or (D) any development or change in the industry in which the Company and its Subsidiaries operate or conditions in the United States or other jurisdictions where the Company and its Subsidiaries operate.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Israeli Tax Authority.

“Knowledge of the Company” means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Section 1.01(b) of the Company Disclosure Schedule after reasonable inquiry of those employees who report directly to such officers.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, license, encumbrance, right of first refusal, preemptive right, community property right or other similar adverse restriction in respect of such property or asset, whether voluntarily incurred or arising by operation of Applicable Law.

“Made Available” means that such information, document or material was:  (i) publicly available on the SEC EDGAR database by 5:30 pm New York City time on the Business Day that is two Business Days prior to the execution of this Agreement; or (ii) made available for review by Parent or Parent’s Representatives by 3:00 pm New York City time on August, 29, 2021 in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-Specified Subsidiaries” means the Subsidiaries of the Company other than the Specified Subsidiaries.

“Off-the-Shelf Software” means off-the-shelf, non-custom, shrinkwrap, clickwrap or similar generally available commercial Software obtained from a third party, including if provided as a service.

“Open Source Software” means any Software that is distributed (A) as “free software” (as defined by the Free Software Foundation) or “open source software” (meaning Software distributed under any licensed approved by the Open Source Initiative as set forth at www.opensource.org), (B) under a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (C) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind of any products or services, or (4) redistributable at no charge.

“Order” means, with respect to any Person, any order, writ, injunction, judgment, decree, ruling, settlement or stipulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its property.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961 and the rules and regulations promulgated thereunder as may be amended from time to time, including any publications and clarifications issued by the ITA.

“Owned Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Common Stock” means common stock, par value $0.001 per share, of the Parent.

“Parent Equity Incentive Plan” means Parent’s Amended and Restated 2019 Equity and Incentive Compensation Plan, including any appendices thereof, as amended to allow the grant of equity awards in accordance with Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

“Parent Material Adverse Effect” means any change, event, circumstance, occurrence, condition, state of facts or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay Parent from consummating the Merger.

“Parent RSU” means an award of restricted stock units under the Parent Equity Incentive Plan relating to Parent Common Stock.

“Parent Stock Price” means the volume weighted average price, during regular trading hours, and excluding pre-market and post-market trading hours, of one share of Parent Common Stock rounded to the nearest penny as reported on the NASDAQ Global Select Market (obtained using the Bloomberg VWAP function) for the period of ten consecutive trading days ending on (and including) the second trading day immediately preceding the Effective Time (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Liens” means (i) Liens for Taxes that are (A) not yet due and payable or (B) being contested in good faith and for which adequate reserves have been established on the Company’s books and records in accordance with GAAP, (ii) the interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors (to the extent the Company or its Subsidiary, as applicable, is not in default under such lease or rental agreement), (iii) easements, rights of way and other imperfections of title in respect of real property or encumbrances in respect of real property that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (iv) requirements and restrictions of zoning, building and other laws in respect of real property which are not violated by the current use or occupancy of such real property, (v) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar statutory obligations, (vi) mechanics’, carriers’, workmen’s, repairer’s, warehouser’s, landlord’s, lessors’ or other similar statutory Liens or other similar statutory encumbrances arising out of, incurred in or otherwise related to the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, and (vii) non-exclusive licenses and similar rights of or under Company Intellectual Property granted to customers in the ordinary course of business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any information, in any form, that could be used, directly, indirectly or in combination with other information available to, or in the possession or control of Company, to directly or indirectly identify, locate or contact a natural person. Such information includes, without limitation, “personal information” or “personal data” or any equivalent term as defined by any Privacy Obligations, or any published privacy policy of Company.

“Predecessor” means, with respect to any specified Person, (i) any other Person that has ever merged or consolidated with or into such specified Person or (ii) any other Person all or substantially all of whose assets or relevant business has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Privacy Obligations” means all (i) Applicable Law, (ii) contractual obligations relevant to the processing of Personal Information that are binding on Company or its Subsidiary in contracts that are material with regard to the volume or level of sensitivity of Personal Information processes under them, or (iii) written, published privacy policies, privacy notices and terms of use of the Company, in each case of (i) through (iii) that are related to privacy, security, data protection or Processing of Personal Information including the use of Personal Information for any direct marketing purposes as well as any Applicable Law concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, or call or electronic monitoring or recording, including, without limitation, to the extent applicable to Company or its Subsidiary, the California Consumer Privacy Act, the European General Data Protection Regulation, the UK General Data Protection Regulation, the Privacy Protection Law, 1981 and all analogous legislation in each jurisdiction in which the Company and/or its Subsidiaries are subject to regulation.

“Proceeding” means any suit, claim, action, complaint, litigation, charge, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Public Official” means (a) any elected or appointed government official, officer, employee or Person acting in an official or public capacity on behalf of a Governmental Authority, (b) any Person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (c) any political party official, officer, employee, or other Person acting for or on behalf of a political party, (d) any candidate for public office, or (e) any employee or other Person acting for or on behalf of any entity that is wholly or majority owned or controlled by a Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity, and, with respect to Parent, any Debt Financing Sources.

“Sanctioned Person” means a person or entity: (a) listed in any Trade Laws-related list of designated persons, entities and bodies maintained by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, or the U.S. Department of State, or “blocked” or subject to other sanctions pursuant to the Trade Laws; (b) that is, or is part of or owned or controlled by, a government of a Sanctioned Territory; (c) that is operating from, or organized or residing in, a Sanctioned Territory; or (d) a party fifty percent (50%) or more owned by, any of the parties listed in clauses (a), (b) or (c).

“Sanctioned Territory” means a country or territory subject to a comprehensive export, import, financial or investment embargo under Trade Laws, which currently comprise Cuba, Iran, North Korea, Syria, Lebanon and the territory of Crimea (and which may in the future change).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any (i) unauthorized access, acquisition, denial-of-service or ransomware attack, alteration or modification, loss, theft, corruption or other Processing of Personal Information, (ii) other unauthorized access to, use of, or interruption of any IT asset, or (iii) “breach of security” or similar term as defined by an Applicable Law requiring notification to data subjects or a Government Authority pursuant to such Applicable Law.

“Software” means computer software, including source code, object code, data, databases, firmware, executable code, algorithms, models, methodologies and related documentation.

“Specified Subsidiaries” means DSP Group Ltd., a company organized under the laws of Israel, and DSPG Technologies GmbH, a company with limited liability organized under the laws of Germany.

“Stockholder Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened (in writing) by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly to this Agreement, the Merger or any related transaction (including any such claim or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries).

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal providing for an Acquisition Transaction that did not result from a breach of Section 6.02 and that the Company Board or any committee thereof determines in good faith (after consultation with a financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal (including the conditionality, timing and likelihood of consummation of such proposal) and the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger (including any revisions to the terms of this Agreement proposed by Parent in writing prior to the time of such determination); provided, however, that, for the purposes of this definition of “Superior Proposal,” references in the term “Acquisition Transaction” to “20%” shall be deemed to be replaced with references to “50%”.

“Systems” means the Software, hardware, firmware, networks, electronics, platforms, servers, interfaces, applications, network and telecommunications equipment, switches, endpoints, websites and related information technology systems or outsourced services, and all electronic connections between them, that are owned, operated, or used by the Company or any of its Subsidiaries.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. tax, including (without limiting the generality of the foregoing) income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, capital stock, capital gains, land betterment, purchase, national insurance, healthcare, social security, medicare, disability, alternative minimum, estimated, business license, tariff, impost, assessment, value added, imputed underpayment amounts, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gain, windfall profit, custom, duty and unclaimed property or escheat taxes and any obligations and charges of the same or a similar nature to any of the foregoing, whether disputed or not, in each instance including any interest, penalties or other additions to tax related thereto.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns, schedules, elections, disclosures, estimates, certificates and any document accompanying payments of estimated Taxes and any attachments thereto or amendments thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (including the ITA).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives acting on Parent’s behalf.

“Trade Laws” means all applicable economic sanctions, anti-boycott, export control and import Applicable Laws and regulations administered by the United States, including but not limited to the International Traffic in Arms Regulations, the Export Administration Regulations, Executive Orders of the President of the United States, and sanctions regulations maintained by the Office of Foreign Assets Control, and other Applicable Laws of the countries in which the Company conducts business.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the IRS.

“Unvested Company Option” means the outstanding unvested stock option awards issued under the Company Stock Plans.

“Unvested Company PSU” means the outstanding unvested Company PSUs.

“Unvested Company RSU” means the outstanding unvested restricted stock unit awards issued under the Company Stock Plans.

“Unvested Company SAR” means the outstanding unvested stock appreciation right awards issued under the Company Stock Plans.

“Valid Withholding Certificate” means a valid certification, ruling or any other written instructions regarding withholding issued by the ITA that is applicable to the payments to be made to any Person pursuant to this Agreement, in form and substance acceptable to Parent and the Withholding Agent, (A) exempting the Payor from the duty to withhold Israeli Tax with respect to a payment made under this Agreement, (B) determining the applicable rate of Israeli Tax to be withheld from such payment or (C) providing any other instructions regarding the payment or withholding with respect to such payment. The parties further agree that each of the Option Tax Ruling, the Interim Option Tax Ruling and the Withholding Tax Ruling shall be deemed a Valid Withholding Certificate.

“Vested Company Option” means the outstanding vested stock option awards issued under the Company Stock Plans.

“Vested Company RSU” means the outstanding vested restricted stock unit awards issued under the Company Stock Plans.

“Vested Company SAR” means the outstanding vested stock appreciation rights issued under the Company Stock Plans.

“Willful and Material Breach” means a deliberate act taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) with the actual knowledge that the taking of such act or failure to take such act constitutes, or will constitute, a material breach of this Agreement.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Alternative Transaction Agreement	6.02(a)(i)(C)
Capital Investment Law	4.15(o)
Capitalization Date	4.05(a)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
COBRA	4.16(k)
Company	Preamble
Company Common Stock	4.05(a)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company Registrations	4.20(a)
Company Related Parties	9.04(b)
Company SEC Documents	Article 4
Company Securities	4.05(c)
Confidentiality Agreement	6.18
Continuing Employees	6.07(a)
Current Premium	6.11(a)
Customer or Supplier Adverse Event	4.26(b)
Debt Financing	6.17(a)
Debt Financing Commitment Letter	9.15
DGCL	Recitals
Effective Time	2.02(b)
End Date	8.01(b)
Enumerated Benefits	6.07(a)
Exchange Agent	2.04(a)
Final Exercise Date	2.06(i)
Indemnified Party	6.11(b)
Insurance Policies	4.18
Israeli Subsidiaries	4.15(s)
Land Taxation Law	4.15(e)
Leased Real Property	4.21
Malicious Code	4.20(i)
Material Contract	4.14(b)
MBO Plan	1.01(a)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Multiemployer Plan	4.16(d)
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Option Payments	2.06(a)
Owned Real Property	4.21
Parent	Preamble
Parent Benefit Plans	6.07(a)
Parent Recovery Costs	9.04(b)
Payment Fund	2.04(a)
Payor	2.08(a)
PBGC	4.16(c)
Pension Plan	4.16(c)
Proxy Statement	6.04(a)
PSU Payments	2.06(g)
Real Property	4.21

Term	Section
Replacement	2.06(j)
RSU Payments	2.06(c)
SAR Payments	2.06(b)
Section 102 Plan	4.05(b)
Section 14 Arrangement	4.17(e)
Significant Customers	4.26(a)
Significant Suppliers	4.26(b)
Standards Setting Agreements	4.20(k)
Standards Setting Body	4.20(k)
Stockholder Approval	4.02(a)
Stockholder Meeting	6.04(a)
Superior Proposal Notice Period	6.03(b)(ii)(A)
Surviving Corporation	2.02(c)
Transfer Taxes	9.17
Third Party Intellectual Property	4.20(e)
VAT	4.15(s)
VAT Tax Law	4.15(s)
Vested Company PSU	2.06(g)
WARN Act	4.17(f)
Withholding Agent	2.04(a)
Withholding Drop Date	2.08(b)

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be exclusive. The word “will” shall mean the word “shall”. References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

ARTICLE 2
THE MERGER

Section 2.01    The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Pacific time, as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Goodwin Procter LLP, 601 Marshall Street, Redwood City, CA 94063, unless another place is agreed to in writing by the parties hereto; provided that the parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing. Notwithstanding anything to the contrary contained in this Section 2.01, if the Closing would otherwise be required to occur under this Section 2.01 during the last five calendar days of any fiscal quarter of Parent, then Parent may elect in its sole discretion, by delivering a written notice to the Company at least three Business Days prior to the date on which the Closing would otherwise be required to occur in the absence of this sentence, to delay the Closing until the first calendar day of the following fiscal quarter of Parent; provided that if Parent so elects to delay the Closing, then, in each case effective as of the date the Closing would otherwise be required to occur, (i) each of Parent, Merger Sub and the Company shall irrevocably waive in writing the conditions set forth in Section 7.01(a), (ii) each of Parent and Merger Sub shall irrevocably waive in writing each of the conditions set forth in Section 7.02 (other than Section 7.02(b) as it applies to failure by the Company to perform or comply in all material respects with the covenants and obligations set forth in Section 6.01) and (iii) the Company shall irrevocably waive in writing each of the conditions set forth in Section 7.03.

Section 2.02    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, and as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL.

(b)    The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)    At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03    Conversion of Shares. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)    except as otherwise provided in Section 2.03(b) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $22.00 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b)    each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)    each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04    Exchange and Payment.

(a)    Prior to the Effective Time, Parent shall appoint (i) an exchange agent to be mutually agreed by the Parties (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock, other than 102 Company Shares (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock; and (ii) to the extent required pursuant to the provisions of the Withholding Tax Ruling, an Israeli withholding agent mutually agreed by the parties hereto, to act as Parent’s withholding agent for Israeli tax withholding purposes and to assist in obtaining any requisite residency certificate and/or other declaration for Israeli Tax withholding purposes and/or a Valid Withholding Certificate, as applicable (the “Withholding Agent”), and in connection therewith shall enter into an agreement with the Withholding Agent in a form reasonably satisfactory to the parties hereto. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with (i) the Exchange Agent the aggregate Merger Consideration other than the applicable portion thereof payable to holders of 102 Company Securities and 3(i) Company Options (the “Payment Fund”) and (ii) the 102 Trustee the applicable portion of the aggregate Merger Consideration payable to holders of 102 Company Securities and 3(i) Company Options hereunder.

(b)    To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the aggregate Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) the Payment Fund shall not be invested in any instruments other than direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the government of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent and the Withholding Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(c)    Promptly after the Effective Time, and in any event no later than five Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock (other than 102 Company Shares) at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in customary form reasonably satisfactory to the Company which shall (i) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.04(g)) to the Exchange Agent) for use in such exchange and (ii) request for a tax residency declaration and/or a Valid Withholding Certificate and any other information necessary for Parent to determine whether any amounts need to be withheld from the Merger Consideration payable to such Person pursuant to the terms of the Ordinance (in each case, subject to the terms of the Withholding Tax Ruling, if obtained), the Code or any other provision of U.S. state or local or non-U.S. Applicable Law. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Exchange Agent of such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(d)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable and (iii) the Withholding Agent was provided with a Valid Withholding Certificate or any other documentation reasonably satisfactory to the Withholding Agent.

(e)    Notwithstanding anything herein to the contrary, any Merger Consideration, Option Payment, SAR Payment, RSU Payment or PSU Payment payable in respect of 102 Company Securities or 3(i) Company Options shall be transferred, in accordance with the terms of this Section 2.04, to the 102 Trustee, for the benefit of the beneficial owners thereof, and be released by the 102 Trustee to the beneficial owners of such 102 Company Securities or 3(i) Company Options in accordance with the requirements of Section 102 of the Ordinance, the Interim Option Tax Ruling and the Option Tax Ruling, if obtained.

(f)    All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(g)    If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(h)    Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Section 2.05    Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06    Company Equity Awards; ESPP.

(a)    Subject to the terms and conditions of this Agreement, at the Effective Time, without any action on the part of the holder thereof, each Vested Company Option outstanding immediately prior to the Effective Time will not be assumed by Parent or Merger Sub in the Merger and will be canceled, extinguished and automatically converted into the right to receive an amount of cash equal to (i) the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Vested Company Option by (B) the Merger Consideration minus (ii) the applicable option exercise price, less any Tax withholding (such amounts payable hereunder, the “Option Payments”).  From and after the Effective Time, the holder of any canceled Vested Company Option shall only be entitled to receive the Option Payment in respect of such canceled Vested Company Option.  The Option Payments described in this Section 2.06(a) to be made with respect to Vested Company Options that are vested as of immediately prior to the Effective Time (after taking into account the effect of the Merger) shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least five Business Days following the Closing Date (and provided that the Person entitled to the Option Payment has provided the Withholding Agent with a residency declaration as required under the Withholding Tax Ruling), without interest, or by the 102 Trustee with respect to 102 Company Options or 3(i) Company Options that are Vested Company Options (and subject to the Option Tax Ruling and the Interim Option Tax Ruling).  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate Option Payments (other than the applicable portion of the Option Payments payable to holders of 102 Company Options or 3(i) Company Options that are Vested Company Options, which shall be transferred to the 102 Trustee) to an account identified by the Company prior to the Effective Time.

(b)    Subject to the terms and conditions of this Agreement, at the Effective Time, without any action on the part of the holder thereof, each Vested Company SAR outstanding immediately prior to the Effective Time will not be assumed by Parent or Merger Sub in the Merger and will be canceled, extinguished and automatically converted into the right to receive an amount of cash equal to (i) the product obtained by multiplying (A) the aggregate number of shares of Company Common Stock subject to such Vested Company SAR by (B) the Merger Consideration minus (ii) the applicable base appreciation price, less any Tax withholding (such amounts payable hereunder, the “SAR Payments”).  From and after the Effective Time, the holder of any canceled Vested Company SAR shall only be entitled to receive the SAR Payment in respect of such canceled Vested Company SAR.  The SAR Payments described in this Section 2.06(b) to be made with respect to Vested Company SARs that are vested as of immediately prior to the Effective Time (after taking into account the effect of the Merger) shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least five Business Days following the Closing Date (and provided that the Person entitled to the Option Payment has provided the Withholding Agent with a residency declaration as required under the Withholding Tax Ruling), without interest or by the 102 Trustee, with respect to 102 Company SARs that are Vested Company SARs (and subject to the Option Tax Ruling and the Interim Option Tax Ruling).  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate SAR Payments (other than the applicable portion of the SAR Payments payable to holders of 102 Company SARs that are Vested Company SARs, which shall be transferred to the 102 Trustee) to an account identified by the Company prior to the Effective Time.

(c)    Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Vested Company RSU as of immediately prior to the Effective Time will not be assumed by Parent or Merger Sub in the Merger and will be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Vested Company RSUs shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Vested Company RSUs by (ii) the Merger Consideration, less any Tax withholding (such amounts payable hereunder, the “RSU Payments”).  From and after the Effective Time, the holder of any canceled Vested Company RSUs shall only be entitled to receive the RSU Payment in respect of such canceled Vested Company RSUs.  The RSU Payments described in this Section 2.06(c) to be made with respect to Vested Company RSUs as of immediately prior to the Effective Time  shall be made by the Surviving Corporation not later than the next regularly scheduled payroll date that is at least five Business Days following the Closing Date (and provided that the Person entitled to the Option Payment has provided the Withholding Agent with a residency declaration as required under the Withholding Tax Ruling), without interest, or by the 102 Trustee with respect to 102 Company RSUs that are Vested Company RSUs (and subject to the Option Tax Ruling and the Interim Option Tax Ruling), without interest.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate RSU Payments (other than the applicable portion of the RSU Payments payable to holders of 102 Company RSUs that are Vested Company RSUs, which shall be transferred to the 102 Trustee) to an account identified by the Company prior to the Effective Time. All payments provided pursuant to this Section 2.06(c) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. All Unvested Company RSUs listed on Section 2.06(c) of the Company Disclosure Schedule shall accelerate in full as of immediately prior to the Effective Time and be treated as Vested Company RSUs.

(d)    As of the Effective Time, each Unvested Company Option that is outstanding immediately prior to the Effective Time shall be canceled and substituted with a Parent RSU pursuant to the terms of this Section 2.06(d). The Parent RSUs issued in replacement for such Unvested Company Option shall have the same vesting schedule as the Unvested Company Option; except that, with respect to any applicable quarterly vesting, such portion of the vesting schedule shall be modified, to the extent necessary, to provide that such vesting will commence on the first such vesting event to occur in the first month coinciding with the first quarterly anniversary of the Closing Date, and the applicable vesting date occurring on the 17th day of such month. The Parent RSUs issued in replacement for such Unvested Company Option shall be modified, to the extent necessary, to vest on a quarterly basis with the first such vesting event to occur in the first month coinciding with the first quarterly anniversary of the Closing Date, and the applicable vesting date occurring on the 17th day of such month. The modification of the vesting schedule of the Parent RSUs issued in replacement of Unvested Company Options pursuant to this Section 2.06(d) shall apply in such a manner that the Parent RSUs shall in all cases be exempt from, or comply with, Section 409A of the Code, as amended, and any final Treasury Regulations and Internal Revenue Service guidance thereunder. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to (x) the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Unvested Company Option immediately prior to the Effective Time, by (ii) the excess of the per share Merger Consideration less the per share exercise price of such Unvested Company Option, divided by (y) the Parent Stock Price, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock (and no cash shall be paid with respect to any shares that have been rounded down). Notwithstanding anything to the contrary in this Agreement, each Parent RSU substituting a 102 Company Option shall be deposited with the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Ordinance, the Options Tax Ruling, the Interim Options Tax Ruling and/or any other approval that may be issued by the ITA.

(e)    As of the Effective Time, each Unvested Company SAR that is outstanding immediately prior to the Effective Time shall be canceled and substituted with a Parent RSU pursuant to the terms of this Section 2.06(e). The Parent RSUs issued in replacement for such Unvested Company SAR shall be modified, to the extent necessary, to vest on a quarterly basis with the first such vesting event to occur in the first month coinciding with the first quarterly anniversary of the Closing Date, and the applicable vesting date occurring on the 17th day of such month. The modification of the vesting schedule of the Parent RSUs issued in replacement of Unvested Company SARs pursuant to this Section 2.06(e) shall apply in such a manner that the Parent RSUs shall in all cases be exempt from, or comply with, Section 409A of the Code, as amended, and any final Treasury Regulations and Internal Revenue Service guidance thereunder. The number of shares of Parent Common Stock subject to each such Parent RSU shall be equal to (x) the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Unvested Company SAR immediately prior to the Effective Time, by (ii) the excess of the per share Merger Consideration less the per share base price of such Unvested Company SAR, divided by (y) the Parent Stock Price, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock (and no cash shall be paid with respect to any shares that have been rounded down). Notwithstanding anything to the contrary in this Agreement, each Parent RSU substituting a 102 Company SAR shall be deposited with the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Ordinance, the Options Tax Ruling, the Interim Options Tax Ruling and/or any other approval that may be issued by the ITA.

(f)    As of the Effective Time, each Unvested Company RSU that is outstanding immediately prior to the Effective Time shall be canceled and substituted with a Parent RSU with substantially the same terms and conditions as were applicable to such Unvested Company RSU under the Company Incentive Plan or applicable award agreement, as in effect immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that (i) such Parent RSU shall relate to such number of shares of Parent Common Stock as is equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share and (ii) the quarterly vesting portion of such Parent RSU issued in replacement for such Unvested Company RSU shall be modified, to the extent necessary, to vest on a quarterly basis with the first such vesting event to occur in the first month coinciding with the first quarterly anniversary of the Closing Date, and the applicable vesting date occurring on the 17th day of such month. Notwithstanding anything to the contrary in this Agreement, each Parent RSU substituting a 102 Company RSU shall be deposited with the 102 Trustee to be held and released in accordance with the provisions of Section 102 of the Ordinance, the Options Tax Ruling, the Interim Options Tax Ruling and/or any other approval that may be issued by the ITA.

(g)    Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) any time based vesting condition applicable to each outstanding Company PSU shall accelerate and vest, and (ii) the attainment of any applicable performance condition shall result in the accelerated vesting of an amount of Company PSUs equal to the number of Company PSUs issuable based upon actual performance of the Company as of the Closing Date as determined by linear interpolation and with performance against the 2021 year total revenue goal to be determined on a pro rata basis, based on the number of days of Company performance between January 1, 2021 and the Closing Date, to the extent necessary, under the terms of the applicable award agreement (each such award, a “Vested Company PSU”). Each such Vested Company PSU will not be assumed by Parent or Merger Sub in the Merger and will be canceled and extinguished as of the Effective Time and, in exchange therefor, each former holder of any such Vested Company PSU shall have the right to receive from Parent or the Surviving Corporation an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Vested Company PSU by (ii) the Merger Consideration (such amounts payable hereunder, the “PSU Payments”). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, by wire transfer, immediately available funds sufficient to pay the aggregate PSU Payments (other than the applicable portion of the PSU Payments payable to holders of 102 Company PSUs that are Vested Company PSUs) to an account identified by the Company prior to the Effective Time.  All payments provided pursuant to this Section 2.06(g) shall be made by the 102 Trustee with respect to 102 Company PSUs that are Vested Company PSUs (and subject to the Option Tax Ruling and the Interim Option Tax Ruling), subject to withholding in accordance with the provisions of Section 2.08. All Unvested Company PSUs listed on Section 2.06(g) of the Company Disclosure Schedule shall accelerate in full as of immediately prior to the Effective Time and be treated as Vested Company PSUs.

(h)    Subject to the terms and conditions of this Agreement, at the Effective Time, Parent shall transfer the aggregate amount of (A) the applicable portion of the Option Payments in respect of the 102 Company Options, (B) the applicable portion of the RSU Payment in respect of the 102 Company RSUs; (C) the applicable portion of the PSU Payment in respect of 102 Company PSUs; and (D) the applicable portion of the SAR Payment in respect of the 102 Company SARs, to the 102 Trustee, on behalf of the holders of such awards, in accordance with Section 102 of the Ordinance, the Option Tax Ruling and the Interim Option Tax Ruling, if obtained. Such amounts shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance, the Option Tax Ruling and the Interim Option Tax Ruling, if obtained, and shall be released by the 102 Trustee in accordance with the terms and conditions of Section 102 of the Ordinance, the Option Tax Ruling and the Interim Option Tax Ruling, if obtained.

(i)    As soon as practicable following the date hereof and in any event within ten days following the date hereof, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions (subject to reasonable review and comment by Parent) and take all other actions as necessary to provide that, with respect to the ESPP: (i) any offering period or purchase period under the ESPP that otherwise would be in progress as of the Effective Time will be terminated and the final exercise date shall be no later than the date that is ten calendar days prior to the Effective Time (the “Final Exercise Date”), (ii) any adjustments shall be made to reflect such shortened offering period or purchase period, but otherwise treat such shortened offering period or purchase period as a fully effective and completed offering period or purchase period for all purposes pursuant to the ESPP, (iii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the Final Exercise Date, (iv) no further offering period will commence pursuant to the ESPP upon or after the date hereof, and (v) no participant may increase their rate of payroll deductions under the ESPP on or after the date hereof. The ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the ESPP thereafter. All shares of Company Common Stock purchased on the Final Exercise Date shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary, Merger Consideration payable for Company Common Stock purchased by the Israeli-resident ESPP participants’ contributions shall be transferred to the Withholding Agent to be disbursed to the applicable recipient subject to the applicable tax withholding in accordance, the Ordinance and any applicable ruling provided by the ITA.

(j)    As soon as reasonably practicable following the date hereof and in any event at least three Business Days prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans or the ESPP) shall (A) to the extent not already so adopted as of the date hereof, adopt such resolutions (subject to prior review and approval of Parent and including the determination by the administrator of the Company Stock Plans that the treatment of the Company Equity Awards is both permissible under the terms of each of the Company Stock Plans, as applicable, and the applicable equity award agreements and that each of the Unvested Company Options, Unvested Company SARs and Unvested Company RSUs is being validly “Replaced” (as such term is defined in the 2012 Stock Plan) by the Parent RSUs as of the Effective Time pursuant to Sections 2.06(d), (e) and (f), respectively (such substitutions, the “Replacement”)) and (B) take all other actions that are necessary to provide for the treatment of the Company Equity Awards and the ESPP pursuant to this Section 2.06 and to cause all Company Equity Awards, each of the Company Stock Plans and the ESPP to terminate, conditioned upon, and effective immediately after, the Effective Time.

(k)    On the Closing Date, as soon as reasonably practicable after the Effective Time, Parent shall (i) file with the SEC one or more appropriate registration statements (on Form S-8 or any successor or other appropriate form) relating to the shares of Parent Common Stock to be issued pursuant to Section 2.06(d) through (f), and (ii) file with the ITA the Parent Incentive Stock Plan and the Israeli appendix thereof as amended to provide for the grant of Parent RSUs in accordance with Section 102(b)(2) and Section 102(b)(3) of the Ordinance.

(l)    The payments set forth on Section 2.06(l) of the Company Disclosure Schedule shall be made immediately prior to the Effective Time.

Section 2.07    Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such change; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the covenants set forth in Section 6.01 or any other provision of this Agreement.

Section 2.08    Withholding Rights.

(a)    Each of Parent, the Company, Merger Sub, the Surviving Corporation, the Exchange Agent, the Withholding Agent, the 102 Trustee and any other applicable withholding agent (each a “Payor”) shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as Parent or the Withholding Agent determine are required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by the applicable withholding agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Agreement, any compensatory amount, to the extent applicable, payable pursuant to, or as contemplated by, this Agreement shall be paid to the applicable Person through regular payroll procedures (or through the 102 Trustee in the case of compensatory amounts payable to holders of 102 Company Securities or 3(i) Company Options).

(b)    Notwithstanding the provisions of Section 2.08(a), and subject to any contrary provision set forth in the Withholding Tax Ruling or explicit instruction by the ITA (or in the absence thereof (and if no instructions to the contrary were provided by the ITA) if Withholding Agent provides Parent, prior to the Closing Date, with an undertaking as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates)), with respect to Israeli Taxes, the consideration payable to each holder of shares of Company Common Stock (other than 102 Company Shares) shall be retained by the Withholding Agent for the benefit of such holder for a period of up to 180 days from the Closing Date or an earlier date required in writing by such holder or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time no amount shall be withheld from amounts paid to the Withholding Agent, except as provided below or as requested in writing by the ITA) and during which time, such holder may obtain (or, if one already exists, present to the Withholding Agent) a Valid Withholding Certificate. If no later than three Business Day prior to the Withholding Drop Date a Valid Withholding Certificate is delivered to Payor, the Withholding Agent shall act in accordance with the provisions of such Valid Withholding Certificate, subject to any deduction and withholding as may be required to be deducted and withheld under any Applicable Law. If such holder (i) does not provide Payor with a Valid Withholding Certificate by no later than three Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Withholding Certificate at or before such time, then the amount to be withheld from such holder’s portion of the consideration shall be calculated in accordance with the applicable withholding rate as reasonably determined by Parent in accordance with Applicable Law.

(c)    Notwithstanding anything to the contrary herein, any payments made to holders of any 102 Company Shares, Vested Company Options, Vested Company SARs, Vested Company RSUs and Vested Company PSUs will be subject to deduction or withholding of Israeli Tax under the Ordinance on the fifteenth day of the calendar month following the month during which the Closing Date occurs, unless prior to such date (i) the Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained providing for no withholding, (ii) with respect to non-Israeli resident holders of Vested Company Options, Vested Company SARs, Vested Company RSUs and Vested Company PSUs, who are engaged by the Company or by any of its Subsidiaries, and were granted such awards in consideration solely for work or services performed outside of Israel, a validly executed declaration in the form to be attached to the Withholding Tax Ruling (or in the absence thereof a form to be agreed by the Parties) regarding their non-Israeli residence  and confirmation that they were granted such awards in consideration solely for work or services performed outside of Israel, shall have been provided to the Withholding Agent and Parent (and in each case, in accordance with the terms of the Withholding Tax Ruling, if obtained), and (iii) with respect to all other holders of Company Options, a Valid Withholding Certificate shall have been provided.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01    Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with its terms and as provided by Applicable Law.

Section 3.02    Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with their terms, the certificate of incorporation and as provided by Applicable Law.

Section 3.03    Directors and Officers. From and after the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding Section or sub-Section of the Company Disclosure Schedule (it being agreed that disclosure of any item in any Section or sub-Section of the Company Disclosure Schedule shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 4  to which the relevance of such item is reasonably apparent on the face of such disclosure), or (b)  any report, schedule, form, statement or other document (including exhibits and any other information incorporated by reference therein) filed with, or furnished to, the SEC and publicly available on or after January 1, 2019 and prior to the date of this Agreement (collectively the “Company SEC Documents”), other than any cautionary or forward-looking information contained solely in the “Risk Factors” or “Forward-Looking Statements” sections thereof to the extent such information is cautionary or forward-looking in nature (and not, for the avoidance of doubt, with regard to statements of historical fact) (provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Corporate Authorization) or clauses (a) and (b) of Section 4.05 (Capitalization)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01    Organization, Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and it has all corporate powers and authority that are necessary to carry on its business as now conducted and to own, lease and operate its properties and assets. The Company and the Specified Subsidiaries are each duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. The Company has Made Available complete and correct copies of the certificate of incorporation and bylaws of the Company and comparable charter or organizational documents of each of the Specified Subsidiaries as currently in effect. Neither the Company nor any of the Specified Subsidiaries is in violation of their respective certificate of incorporation, bylaws or comparable charter or organizational documents, each as amended to date, in any material respect.

Section 4.02    Corporate Authorization.

(a)    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or its Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. The only vote of holders of any class of capital stock of the Company necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby pursuant to the DGCL and the Company’s certificate of incorporation and bylaws is the affirmative vote (in person or by proxy) of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (such vote, the “Stockholder Approval”). No other vote or approval of any class or series of securities of the Company or any of its Subsidiaries is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies.

(b)    At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously duly adopted resolutions (i) determining and declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the Replacement) are advisable and in the best interests of the Company’s stockholders, (ii) approving the execution, delivery and performance of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Stockholder Meeting and (iv) recommending adoption of this Agreement to the stockholders of the Company (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except as permitted in Section 6.03. The Company is not party to and does not have in force any stockholder rights agreement or “poison pill” or similar anti-takeover agreement or plan. Assuming that the representations of Parent and Merger Sub set forth in Section 5.10 are true and correct, the Company Board has taken all necessary action so that Section 203 of the DGCL or any similar anti-takeover, moratorium, or “control share” law applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

Section 4.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of any applicable Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities laws, Applicable Laws or the rules or regulations of Nasdaq or (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the organizational documents of the Company’s Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order; (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, result in the acceleration of any obligation under, or result in termination under, in each case, with or without notice, the lapse of time or both, any Material Contract; (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries; or (e) conflict with or violate any of the terms or requirements of, or give a Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy, or require any refund or recapture with respect to, any Governmental Grant or other Governmental Permit, or any benefit provided or available under any Governmental Grant or other Governmental Permit that is held by the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b), (c), (d) and (e), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05    Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation as currently in effect. At the close of business on August 26, 2021 (the “Capitalization Date”): (A) 24,177,248 shares of Company Common Stock were issued and outstanding; (B) an aggregate of 1,165,112 shares of Company Common Stock were subject to outstanding Company RSUs; (C) an aggregate of 155,000 shares of Company Common Stock were subject to outstanding Company PSUs; (D) an aggregate of 380,704 shares of Company Common Stock were reserved by the Company for issuance under the ESPP; (E) an aggregate of 278,703 shares of Company Common Stock were subject to outstanding Company Options; (F) an aggregate of 53,000 shares of Company Common Stock were subject to outstanding Company SARs; and (G) zero shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date through the date hereof, other than vesting of Company Equity Awards pursuant to the existing terms of such awards, neither the Company nor any of its Subsidiaries has (1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)    Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company RSUs, including the respective name of the holder, the grant date, the vesting schedule, terms and conditions, and the number of shares of Company Common Stock subject to each Company RSUs, (ii) all outstanding Company Options, including the respective name of the holder, the grant date, the vesting schedule, the relevant exercise price(s), the intended Tax status under Section 422 of the Code (or any applicable foreign Tax law), the term, including expiration date(s) thereof, the plan from which such Company Option was granted (if any) and the maximum number of shares of Company Common Stock subject to such Company Option, and (iii) all outstanding Company SARs, including the respective name of the holder, the grant date, the vesting schedule, the relevant exercise or set price(s), the intended Tax status under Section 422 of the Code (or any applicable foreign Tax law), the term, including expiration date(s) thereof and the plan from which such Company SAR was granted (if any). Section 4.05(b) of the Company Disclosure Schedule also sets forth, with respect to each Company Equity Award (and the shares of Company Common Stock underlying such award or derived therefrom), (i) whether it was issued, or is currently intended to qualify as, or is otherwise subject to Tax pursuant to Section 3(i) of the Ordinance or Section 102 of the Ordinance and the applicable sub-section of Section 102 of the Ordinance, (ii) the date of the Company Board resolution approving the grant and (iii) the date of deposit of such Company Equity Award with the 102 Trustee, including, only with respect to grants following July 24, 2012, the date of deposit of the applicable board resolution and the date of deposit of the respective option agreement with the 102 Trustee.

(c)    Except as set forth in this Section 4.05, and for changes since the Capitalization Date resulting from settlement of Company Equity Awards outstanding on such date or granted thereafter as permitted under Section 6.01(b)(iii), there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or Equity Interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries have issued any bonds, debentures, notes or other indebtedness (x) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (y) the value of which is directly based upon or derived from the capital stock, voting securities or other Equity Interests of the Company or any of its Subsidiaries. There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to issue, grant, repurchase, redeem or otherwise acquire any of the Company Securities except for acquisitions of shares of Company Common Stock by the Company as satisfaction of the applicable exercise price and/or withholding taxes pursuant to the terms of Company Equity Awards or in accordance with the existing terms of the ESPP. All Company Equity Awards and rights under the ESPP were granted in accordance with the applicable Company Stock Plans, the ESPP, all Applicable Laws, and all applicable securities exchange rules. All Company Equity Awards are evidenced by written award agreements, in each case, substantially in the forms that have been Made Available. No Subsidiary of the Company owns any Company Securities.

(d)    All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans or the ESPP, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights, and were not issued in violation of and are not subject to any right of rescission or right of first refusal, and have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law.

Section 4.06    Subsidiaries.

(a)    Section 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other Equity Interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other Equity Interest in, any other Person.

(b)    Each Non-Specified Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers and authority required to own, lease and operate its properties and assets and to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Each outstanding Equity Interest of each Subsidiary of the Company is: (i) owned, directly or indirectly, beneficially and of record, by the Company, (ii) duly authorized, validly issued, fully paid and nonassessable (with respect to jurisdictions that recognize such concept and to the extent such concept is applicable to such security), (iii) free and clear of all Liens (other than any transfer restrictions under applicable securities laws), and (iv) not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of Applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound.

(d)    The Company has Made Available complete and correct copies of the certificate of incorporation, bylaws or other comparable charter or organizational documents, of each Non-Specified Subsidiary of the Company as currently in effect. None of the Non-Specified Subsidiaries is in violation of its certificate of incorporation, bylaws or other comparable charter or organizational documents, except for any violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07    SEC Filings and the Sarbanes-Oxley Act.

(a)    Since January 1, 2019, the Company has timely filed with the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report (including each report on Forms 8-K, 10-Q and 10-K), statement (including proxy statement), schedule, exhibit, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required, including all certificates required pursuant to the Sarbanes-Oxley Act. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, exhibit, form, certificate or other document with the SEC.

(b)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, each as in effect on the date that such Company SEC Document was so filed.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)    The Company has Made Available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Documents since January 1, 2019 (if any), together with all written responses of the Company thereto (if any). Since the date of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2020 through the date hereof, (i) there are no outstanding or unresolved comments received by the Company from the SEC that would be required to be disclosed under Item 1B of Form 10-K under the Exchange Act, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing investigation by the SEC.

(e)    Each required form, report and document containing financial statements that has been filed with or furnished to the SEC by the Company since January 1, 2019 through the date hereof was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied with the applicable provisions of the Sarbanes-Oxley Act. For purposes of this Section 4.07, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company, any current executive officer nor, to the Knowledge of the Company, any former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, in each case in all material respects, and the shares of Company Common Stock are not listed on any stock exchange other than Nasdaq.

Section 4.08    Financial Statements; Internal Controls.

(a)    The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited financial statements, for the absence of footnotes, none of which, if presented, would materially differ from those in the audited financial statements), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods presented therein (subject to normal recurring year-end adjustments in the case of any unaudited interim financial statements that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole).

(b)    The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) receipts and expenditures are executed only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s or its Subsidiaries’ assets that would materially affect the Company’s financial statements would be prevented, or detected, in a timely manner. Since December 31, 2019 through the date hereof, there has not been any (i) material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X), identified by the Company or, to the Knowledge of the Company, the Company’s independent registered public accounting firm, in the Company’s, or its Subsidiaries’, design or operation of internal controls, (ii) to the Knowledge of the Company, illegal act or fraud that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting (nor has any such deficiency, weakness or fraud been identified) or (iii) to the Knowledge of the Company, claim or allegation (in each case, made in writing) of any of the foregoing.

(c)    The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act that are designed and maintained to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

(d)    Neither the Company nor any of its Subsidiaries is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract, including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents or in the Company’s or such Subsidiary’s published financial statements.

Section 4.09    Absence of Certain Changes. Since the Company Balance Sheet Date, (a) through the date hereof, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice (except (x) for any COVID-19 Measures and (y) in connection with this Agreement and discussions, negotiations and transactions related thereto), (b) there has not been any change, event, circumstance, occurrence, condition, state of facts or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) through the date hereof, none of the Company or any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a material breach of any of the covenants set forth in Section 6.01 (other than the covenants in Section 6.01(e), (f), (i), (n), and (r) thereof).

Section 4.10    No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than:

(a)         liabilities or obligations that are accrued or reserved against in the Company Balance Sheet;

(b)         liabilities or obligations arising pursuant to this Agreement or incurred in connection with the Merger (including any Stockholder Litigation);

(c)         liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or its applicable Subsidiary (other than resulting from any breach, termination (excluding expiration in accordance with the terms of such Contracts) or acceleration of such Contracts) Made Available or entered into in the ordinary course of business following the date hereof (and not in breach of Section 6.01(s));

(d)         liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; or

(e)         liabilities or obligations that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 4.11    Litigation. Since January 1, 2019 through the date hereof, (a) there has been no material Proceeding existing, pending against, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any of their respective properties, assets, products or services, or, to the Knowledge of the Company, any present or former officer, manager, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such and (b) neither the Company nor any of its Subsidiaries, nor any of their respective properties, assets, products or services, is subject to any outstanding Order. As of the date hereof, to the Knowledge of the Company, there is no existing, pending or, to the Knowledge of the Company, threatened Proceeding against the Company or outstanding Order against the Company that challenges the validity or propriety, or seeks to prevent or materially delay consummation, of the Merger.

Section 4.12     Compliance with Applicable Law; Licenses.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, for the past three years has been, in compliance with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2019 and prior to the date hereof that remains unresolved (i) of any administrative, regulatory, civil or criminal investigation or material audit or inspection by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except where such investigation, audit, inspection or non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No representation or warranty is made in the first sentence of this Section 4.12(a) with respect to (A) compliance with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, which is exclusively addressed by  Section 4.07 and Section 4.08; (B) compliance with Anti-Corruption Laws, which is exclusively addressed by Section 4.13; (C) compliance with applicable Tax laws, which is exclusively addressed by Section 4.15 and Section 4.16; (D) compliance with ERISA and other applicable laws relating to employee benefits, which is exclusively addressed by Section 4.16; (E) compliance with labor law matters, which is exclusively addressed by Section 4.17; (F) compliance with Environmental Laws, which is exclusively addressed by Section 4.19; (G) compliance with laws relating to privacy or data security, which is exclusively addressed by Section 4.22; or (H) compliance with Trade Laws, which is exclusively addressed by Section 4.25.

(b)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has, and since January 1, 2019 has had, in effect all Governmental Permits necessary or legally required for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted (or as conducted as of such prior time, as applicable). To the Knowledge of the Company, since January 1, 2019, there has occurred no default (with or without notice or lapse of time or both) under, violation of, or event giving rise to any right of termination, amendment, suspension or cancelation of any such Governmental Permits, and as of the date hereof, no termination, amendment, suspension or cancelation of any such Governmental Permits is pending or, to the Knowledge of the Company, threatened in writing, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13    No Corrupt Practices.

(a)    Neither the Company nor any of its Subsidiaries nor any of their directors, managers, partners, officers, or employees of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any of the agents, representatives or consultants acting for or on behalf of the Company or its Subsidiaries, has at any time in the past five years, directly or indirectly, offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses, in each case, in violation of Applicable Law to (i) an executive, official, employee or agent of a Governmental Authority; (ii) a Public Official, a political party or official thereof, or candidate for political office; or (iii) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund) (each of (i), (ii), or (iii) being a “Government Official”), with the intent to influence any official act or decision of a Government Official or Governmental Authority, to induce a Government Official or Governmental Authority to do or omit to do any act in violation of a lawful duty, to improperly induce a Government Official to influence the act or decision of a Governmental Authority, to improperly obtain or retain business or direct business of the Company or its Subsidiaries or to secure any improper advantage for the Company or its Subsidiaries, or carry out any other action that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(b)    The Company, its Subsidiaries, and all of its directors, managers, partners, officers, employees, and to the Knowledge of the Company, agents, representatives and consultants and any other Person acting for or on behalf of the Company or its Subsidiaries have been, at all times in the past five years, in compliance in all material respects with all Anti-Corruption Laws applicable to the Company.

(c)    In the past five years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made (or been required to make) a voluntary, directed, or involuntary disclosure to any Governmental Authority (including but not limited to the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office) with respect to any alleged act or omission arising under or relating to any actual or potential material non-compliance with any Applicable Law. In the past five years, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Person acting on behalf of the Company or its Subsidiaries has received any written notice, request, or citation for any actual or potential material non-compliance with any Anti-Corruption Law.

(d)    Neither the Company nor any of its Subsidiaries is the subject of any current, pending or, to the Knowledge of the Company, threatened investigation, inquiry or enforcement proceeding for violations of any Anti-Corruption Law.

(e)    The Company and its Subsidiaries have, at all times during the past five years, maintained and enforced reasonable policies and procedures designed to ensure compliance with all applicable Anti-Corruption Laws by the Company, its Subsidiaries, and their directors, managers, partners, officers, employees, agents, representatives, consultants or any other Person, in each case, acting for or on behalf of the Company or its Subsidiaries

Section 4.14    Material Contracts.

(a)    Except as filed as exhibits to or disclosed in the Company SEC Documents, and except for this Agreement, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to or is bound by any Contract:

(i)    that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    pursuant to which the Company or any of its Subsidiaries received revenue from a customer for the 2020 fiscal year in excess of $250,000 in the aggregate with respect to each such customer;

(iii)    pursuant to which the Company or any of its Subsidiaries made payments to any vendor for the 2020 fiscal year in excess of $250,000 in the aggregate, including by means of royalty payments with respect to each such vendor;

(iv)    evidencing a capital expenditure or obligation to make any capital commitment that is effective as of the date hereof and in an amount in excess of $250,000 in the aggregate;

(v)    containing a covenant limiting the ability of the Company or any Subsidiary of the Company (or, at any time after the consummation of the Merger, Parent or any of its Affiliates) to compete or engage in any line of business, to compete with any Person in any geographic area or to enter any territory, market or field;

(vi)    (A) relating to or evidencing Indebtedness or any guarantee for the benefit of a third party of Indebtedness by the Company or any Subsidiary of the Company in excess of $250,000 in the aggregate or (B) that grants or creates a Lien, other than a Permitted Lien, on any property or asset of the Company or any of its Subsidiaries, except for such Liens that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(vii)    pursuant to which a license is granted by the Company or any Subsidiary of the Company of or under Owned Intellectual Property (i) on an exclusive basis, or (ii) pursuant to which the Company or any Subsidiary received revenues for the 2020 fiscal year in excess of $50,000 per Contract, in each case other than (A) non-exclusive licenses granted to customers of the Company or any Subsidiary of the Company in connection with the sale or licensing of the Company’s or its Subsidiaries’ products or services, (B) nondisclosure agreements granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights and entered into in the ordinary course of business, and (C) Contracts primarily for the provision of services to the Company or its Subsidiaries in which the non-exclusive licenses to any Owned Intellectual Property in such Contract are merely incidental to the transaction contemplated in such Contract;

(viii)    pursuant to which a license of or under Third Party Intellectual Property is granted to the Company or any Subsidiary of the Company (i) on an exclusive basis, or (ii) on a non-exclusive basis, other than (A) Contracts for Open Source Software, (B) Contracts for Off-the-Shelf Software pursuant to which the Company or any Subsidiary made payments during the 2020 fiscal year of less than $250,000 per Contract, (C) nondisclosure agreements granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights and entered into in the ordinary course of business, and (D) employee invention assignment agreements and consulting agreements with employees and Independent Contractors of the Company or its Subsidiaries on the Company’s or any of its Subsidiaries’ standard form of agreement, copies of which have been Made Available to Parent, or a substantially similar agreement;

(ix)    that otherwise restricts the Company’s ability to use the Owned Intellectual Property (including any settlement agreements, co-existence agreements, or covenants not to sue);

(x)    relating to (A) the acquisition of any interest in another entity (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise) or (B) the disposition of any material assets of the Company or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), in each case, under which there are any continuing “earn out” or other contingent payment or indemnification obligations on the part of the Company or its Subsidiaries;

(xi)    that involves any material partnership, joint venture or similar arrangement or that prohibits the payment of dividends or distributions in respect of the Equity Interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries;

(xii)    that is a settlement or similar Contract with any Governmental Authority;

(xiii)    that relates to hedging, factoring, derivatives or similar arrangements other than foreign currency hedging, factoring or other similar transactions conducted in the ordinary course of business substantially consistent with past practices;

(xiv)    that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(xv)    that is a lease or sublease (A) for any real property used for manufacturing purposes by the Company or one of its Subsidiaries or (B) of real property requiring payments by the Company or any of its Subsidiaries in excess of $50,000 during any fiscal year;

(xvi)    that is an active Contract with a Governmental Authority;

(xvii)    that contains any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, nondisclosure or similar type of agreement;

(xviii)    (A) that grants or otherwise provides to any Person any exclusive supply or distribution agreement or other exclusive rights or that materially restricts the Company or any of its Subsidiaries with respect to sales, distribution, licensing, marketing or development of any product or service or (B) that grants or otherwise provides to any Person any (1) “most favored nation” status or any similar status requiring the Company or any of its Subsidiaries to offer a Person any term, conditions or concessions that are at least as favorable as those offered to one or more other Persons or (2) rights of first refusal, rights of first negotiation or similar rights;

(xix)    (or series of related Contracts) containing any future capital expenditure obligations or for the acquisition of fixed assets requiring payment by the Company or any of its Subsidiaries (or otherwise relating to the business) in excess of $250,000;

(xx)    which contains any price reductions based on benchmarking to market or formulaic methodology;

(xxi)    pursuant to which any of the Company or its Subsidiaries is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental rate exceeds $50,000;

(xxii)    that provides for a change of control, retention or similar payment by any the Company or any of its Subsidiaries (except for any Company Employee Plan pursuant to its terms as in effect on the date hereof); and

(xxiii)    any material amendments, supplements and/or modifications in respect of any of the foregoing.

(b)    Each Contract of the type described above is referred to herein as a “Material Contract.” The Company has Made Available materially correct and complete copies of all Material Contracts, in each case, as amended or otherwise modified and in effect prior to the date hereof. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, all of the Material Contracts are (i) valid, binding and enforceable on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, each Material Contract will continue to be a legal, valid, binding and enforceable obligation of the Company or its applicable Subsidiary party thereto immediately following the Closing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event, occurrence, act or condition exists, which (with or without notice, lapse of time or both) would reasonably be expected to constitute a default under the provisions of any Material Contract except, in each case, for those violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the date hereof neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing, or that any party intends to terminate, cancel or not renew any Material Contract, except for such termination, cancellation or non-renewal which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.15    Taxes. Since December 31, 2015:

(a)    (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into customary account extensions for which no approval is required) in accordance with all Applicable Laws and all such Company Returns are true, correct and complete in all material respects and (ii) the Company and each of its Subsidiaries have timely paid or withheld, as applicable (or have had paid or withheld, as applicable, on their behalf) all Taxes required to be paid or withheld (whether or not shown as due and owing on any Company Return), and the Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP in all material respects for all accrued Taxes not yet due;

(b)    (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved in full, (ii) there is no Proceeding that is ongoing, pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries in respect of any Tax, and (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective;

(c)    there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(d)    neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(e)    the Company is not, nor has been, a United States real property holding corporation within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Company and any of its Subsidiaries are not and never have been real property corporation (Igud Mekarke’in) within its meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963 (“Land Taxation Law”);

(f)    the Company and each of its Subsidiaries have complied in all material respects with all Applicable Laws, rules, and regulations relating to the payment and withholding of Taxes including with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Applicable Law;

(g)    neither the Company nor any of its Subsidiaries performed or has participated in any “listed reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any “tax shelter” within the meaning of Section 6662 of the Code or any “reportable transaction” under Section 131(g) of the Ordinance and the regulations promulgated thereunder or are subject to reporting obligations under Sections 131D and 131E of the Ordinance or similar provisions under the Israel Value Added Tax Law of 1975 and Land Taxation Law (or any similar provision of Applicable Law);

(h)    neither the Company nor any of its Subsidiaries (i) has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account after the Closing Date any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Applicable Laws of any Taxing Authority or (ii) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Applicable Law) executed on or prior to the Closing Date, (C) prepaid amount received prior to Closing or (D) the utilization of dual consolidated losses described in the Treasury Regulations issued under Code Section 1503(d) on or prior to the Closing Date;

(i)    neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return, (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor or (iii) has received (or applied for) any pre-ruling or private letter ruling from the Internal Revenue Service, the ITA or any similar Tax ruling from any other Governmental Authority;

(j)    neither the Company nor any of its Subsidiaries have entered into any joint venture, partnership or other arrangement that could reasonably be treated as a partnership for United States federal, state, local, or foreign Tax purposes;

(k)    the Company and each of its Subsidiaries (i) have not deferred the employer’s share of any “applicable employment taxes” under the CARES Act and (ii) have not claimed any credits received Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) or Section 2301 of the CARES Act;

(l)    there are no Tax sharing, Tax allocation or Tax indemnity agreements or similar Contracts or arrangements relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than customary commercial or financial arrangements entered into in the ordinary course of business), to which the Company or any of its Subsidiaries is a party and to which any Person other than the Company and its Subsidiaries is a party;

(m)    neither the Company nor any of its Subsidiaries that is organized outside of Israel is or has ever been an Israeli resident as defined in Section 1 of the Ordinance. Neither the Company nor any of its Subsidiaries is or has been subject to tax in any country other than its country of incorporation by virtue of being treated as a resident of or having an office, employees, a permanent establishment or other place of business in such country, and, to the Knowledge of the Company, no claim has been made in writing to the Company or any of its Subsidiaries by a Tax authority in a jurisdiction where the Company or its Subsidiaries do not file Tax returns that it is or may be subject to taxation by that jurisdiction;

(n)    neither the Company nor any of Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise;

(o)    Section 4.15(o) of Company Disclosure Schedule contains a true, correct and complete list of any grants, Tax reliefs, Tax incentives or Tax holidays to which the Company or any of its Subsidiaries are or were entitled to, including under the Israeli Capital Investment Encouragement Law – 1959 (the “Capital Investment Law”). As of the date hereof, neither the Company nor any of its Subsidiaries has any retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings, as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law (or as a result of actions that are deemed as dividend for these purposes);

(p)    all related party transactions or agreements to which the Company or any of its Subsidiaries is a party (including intercompany agreements) comply in all material respects with transfer pricing rules and regulations under Section 85A of the Ordinance, where applicable;

(q)    each of the Company Stock Plans which is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from, or is otherwise approved by, the ITA in accordance with Section 102(b)(2) of the Ordinance. All Company Equity Awards, shares of Company Common Stock and Company Options which are or were intended to qualify under Section 102, have been granted and/or issued, as applicable, and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the published written requirements and guidance of the ITA; and

(r)    the Company’s Subsidiaries which are organized in Israel, including, for the avoidance of doubt, DSP Group Ltd. (collectively, the “Israeli Subsidiaries”) are duly registered for the purposes of Israeli value added Tax and have complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Israeli Subsidiaries; (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law, 5736-1975 (the “VAT Law”)), (ii) have collected and timely remitted to the relevant Taxing Authority all output VAT which they are required to collect and remit under any applicable Law, and (iii) have not received a refund or credit for input VAT for which it is not entitled under any applicable Law. None of the Company or its Subsidiaries other than the Israeli Subsidiaries are required to register for VAT purposes in Israel.

Section 4.16     Employee Benefit Plans.

(a)    Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each U.S. Employee Plan and each Foreign Employee Plan, by jurisdiction. With respect to each material U.S. Employee Plan, to the extent applicable, the Company has Made Available correct and complete copies of (i) the most recent determination letter or opinion letter, if any, from the IRS for any U.S. Employee Plan that is intended to qualify pursuant to Section 401(a) of the Code; (ii) the plan documents (or, with respect to any unwritten U.S. Employee Plan, a written summary of the material terms thereof), together with all amendments thereto, (iii) summary plan descriptions, together with any summaries of material modifications; (iv) any related trust agreements or other funding instruments; and (v) any material correspondence to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority within the past three years. With respect to each material Foreign Employee Plan, to the extent applicable, the Company has Made Available true, correct and complete copies of (1) plan documents (or, with respect to any material unwritten Foreign Employee Plan, a written summary of the material terms thereof), together with all amendments thereto and (2) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority.

(b)    Neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to or has been obligated to contribute to, or otherwise has or could have any liability in respect of: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiple employer plan” within the meaning of Section 4063 or Section 4064 of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) Multiemployer Plan or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(c)    Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter from the Internal Revenue Service that it is so qualified and, to the Knowledge of the Company, no circumstance exists that could cause any U.S. Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d)    (i) Each U.S. Employee Plan is and has been established, operated maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by Applicable Laws, including ERISA, the Code and the Patient Protection and Affordable Care Act of 2010, as amended; (ii) no U.S. Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (iii) no litigation or governmental administrative proceeding, audit or other proceeding (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any U.S. Employee Plan and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding; (iv) all payments and/or contributions required to have been made with respect to all U.S. Employee Plans either have been made or have been accrued in accordance with the terms of the applicable U.S. Employee Plan and Applicable Law; and (v) the U.S. Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(e)    None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective employees, officers, directors or agents has, with respect to any U.S. Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Employee Plan, or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f)    Each Foreign Employee Plan and related trust, if any, complies with and has been administered in material compliance with the Applicable Laws of the subject foreign country. Each Foreign Employee Plan which, under the Applicable Laws of the subject foreign country, (i) is required to be registered or approved by any Governmental Authority has been so registered or approved or (ii) is intended to qualify for preferential Tax treatment has been determined to qualify for such Tax treatment. No Foreign Employee Plan has material unfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements or fully offset by insurance.

(g)    Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or together with any other event): (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) further restrict any rights of the Company to amend or terminate any Company Employee Plan; (iii) result in any “parachute payment” including but not limited to as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(h)    Except as otherwise set forth in Section 4.16(h) of the Company Disclosure Schedule, no “disqualified individual” (as defined in Section 280G of the Code) is a U.S. taxpayer.

(i)    No Company Employee Plan provides for any material tax “gross-up” or similar “make-whole” payments.

(j)    Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been established, administered, operated and maintained in all material respects in compliance with Section 409A of the Code. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(k)    Neither the Company nor any of its Subsidiaries has any obligation to provide or liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, officers or directors of the Company or its Subsidiaries, except as required to comply with Section 4980B of the Code or any similar state law provision and the Company has never promised to provide such post-termination benefits (other than as required by Applicable Law).

Section 4.17    Labor and Employment Matters.

(a)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and for the past three years have been, in compliance with all Applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices, and classification of employees, consultants and independent contractors. In the past three years through the date hereof, the Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries. To the Knowledge of the Company, in the past three years through the date hereof, no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, or (b) any employee currently or formerly classified as exempt from overtime wages under federal, state, local, or foreign wage and hour laws.

(b)    Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  To the Knowledge of the Company, as of the date hereof, neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, labor organization, works council or other employee representative body. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened labor strike, slowdown, stoppage, picketing or lockout involving the Company or any Subsidiary of the Company, and there has been no such activity pending or, to the Knowledge of the Company, threatened within the past twelve months.  As of the date hereof, there are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any employee of the Company or any of its Subsidiaries, including charges of unfair labor practices.  Neither the Company nor any of its Subsidiaries has, in the past three years, engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  To the Knowledge of the Company, as of the date hereof, there are no efforts pending or threatened by or on behalf of any labor union, labor organization, works council or other employee representative body to organize any employees of the Company or any of its Subsidiaries. Except for extension orders which generally apply to all employees in Israel, no extension orders apply to the Company or to any of its Subsidiaries and no employee of the Company or its Subsidiaries benefits from any such extension orders.

(c)    No notice, consent or consultation obligations with respect to any employees of Company or any of its Subsidiaries, or any labor organization, works council, trade union, employee association or other employee representative body representing employees of the Company or any of its Subsidiaries, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(d)    To the Knowledge of the Company, the Company has delivered accurate and complete copies of all employee manuals and handbooks, and all material written policies applicable to the employees of the Company and all of its Subsidiaries.

(e)    Section 4.17(e) of the Company Disclosure Schedule sets forth the following for each employee of the Company or any of its Subsidiaries as of the date of this Agreement: position; job location; employing entity; date of hire; annual base salary or hourly wage rate; annual bonus opportunity; exempt or non-exempt classification for wage and hour; status (i.e., active or inactive and if inactive, the type of leave and estimated duration); any visa or work permit status and the date of expiration, if applicable; the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing Date or otherwise in connection with the transactions contemplated hereby; and whether such employee is subject to the Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary). No executive or key employee of the Company or any of its Subsidiaries: (i) to the Knowledge of the Company, has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any of its Subsidiaries within the twelve-month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) to the Knowledge of the Company, has been the subject of any sexual harassment, sexual assault, sexual discrimination or other misconduct allegations during his or her tenure at the Company or any of its Subsidiaries during the last three years.

(f)    In the past three years, neither the Company nor any of its Subsidiaries has experienced a “plant closing,” “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary in the past three years. No anticipated terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(g)    Without derogating from any of the above representations, the Company’s and its Subsidiaries’ liability towards their employees regarding severance pay, accrued vacation and contributions to all Foreign Employee Plans are fully funded or if not required by any source to be funded are accrued on the Company’s or Subsidiaries’ (as relevant) financial statements as of the date of such financial statements in accordance with GAAP. The Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of the Company or its Subsidiaries who reside in Israel based on their full salaries and from their commencement date of employment.

(h)    The Company and its Subsidiaries have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Authority, concerning workplace and employee health and safety practices related to the coronavirus (COVID-19) pandemic. Since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any materially adverse action with respect to any employee of the Company or its Subsidiaries, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, or (ii) applied for or received loans or payments under the CARES Act or any similar program, or claimed any tax credits or deferred any Taxes thereunder. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral complaints or concerns (i) from employees regarding leaves of absences, paid sick time, or similar matters related to COVID-19, (ii) regarding the Company’s or any of its Subsidiaries’ reporting, or failure to report, to employees, contractors, customers, vendors or the public, the presence of employees or contractors who have tested positive for, or exhibited symptoms of, COVID-19, or other potential means of exposure to COVID-19 or (iii) alleging the Company or any of its Subsidiaries failed to provide a safe working environment, appropriate equipment or accommodation in relation to COVID-19.

Section 4.18    Insurance. Section 4.18 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of all Insurance Policies. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, all Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid, (b) neither the Company nor any of its Subsidiaries is, and there is no event which, with the giving of notice of lapse of time or both, would reasonably be expected to result, in breach of or default under any of such Insurance Policies, and (c) the Company and each of its Subsidiaries is covered by valid and effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in a form and amount which is reasonably adequate for the operation of its and its Subsidiaries’ business and cover against the risks normally insured against by entities in the same or similar lines of business and locations in which the Company operates. Since January 1, 2019 through the date hereof, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any Insurance Policy, except for such termination, cancellation or denial of coverage that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.19    Environmental Matters. Since January 1, 2019, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    the Company and its Subsidiaries have been, and currently are, in compliance with all Environmental Laws;

(b)    Neither the Company nor any of its Subsidiaries have, as of the date of this Agreement, received any written notices, demand letters or requests for information from any Governmental Authority or any other Person indicating that the Company or any its Subsidiaries is or may be in violation of, or may be liable under, any Environmental Law;

(c)    the Company and its Subsidiaries have held, and currently hold, all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;

(d)    no writs, injunctions, decrees, orders or judgments to which the Company or any of its Subsidiaries is a party have been, or currently are, outstanding, and, as of the date of this Agreement, there has been no Proceeding, claim or written notice pending, or to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, relating to the compliance of the Company or any of its Subsidiaries with, or the liability of the Company or any of its Subsidiaries under, any Environmental Law;

(e)    to the Knowledge of the Company, no Hazardous Substance has been released or disposed of as a result of the operation of the business of the Company or its Subsidiaries for which an obligation or liability would reasonably be expected to arise under Environmental Law; and

(f)    neither the Company nor any of its Subsidiaries has been, or currently is, a party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any violation of or liability pursuant to, any Environmental Law.

Section 4.20    Intellectual Property.

(a)    Section 4.20(a)(i) of the Company Disclosure Schedule contains a complete list of all Owned Intellectual Property that is registered, issued, or subject to a pending application for registration or issuance, in each case with or by a Governmental Authority, including Patents, pending Patent applications, registered Marks, pending applications to register Marks, registered Copyrights, pending applications to register Copyrights, including, an identification of, as applicable, of the (i) owner of record; (ii) the jurisdiction of the registration or application; (iii) registration number; and (iv) application number (collectively “Company Registrations”). Except as forth in Section 4.20(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive record owner of each of the Company Registrations, and each of the Company Registrations is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries exclusively owns all rights, title and interests in and to all Owned Intellectual Property, including the Company Registrations, free and clear of all Liens, other than (A) Permitted Liens, and (B) non-exclusive licenses and similar rights of or under Company Intellectual Property granted in the ordinary course of business or under Contracts Made Available to Parent. All Company Registrations have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment. Section 4.20(a)(ii) of the Company Disclosure Schedule contains a complete list of all internet domain names and social media handles registered by or on behalf of the Company or its Subsidiaries.

(b)    To the Knowledge of the Company, (i) the Company and its Subsidiaries own, or are licensed to or otherwise have a valid right to use, all Intellectual Property Rights that are used in the operation of the business of the Company and its Subsidiaries, and (ii) except as may be the case pursuant to Contracts Made Available to Parent the Company and its Subsidiaries will continue to have such rights immediately after the Closing to the same extent as prior to the Closing. Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, neither the validity, enforceability, or ownership of any Owned Intellectual Property is (i) currently being challenged (or, to the Knowledge of the Company, threatened to be challenged) in any Proceeding (including any opposition, cancellation, interference, inter partes review or re-examination) or (ii) subject to any outstanding ruling or order by a Governmental Authority, except for ordinary course rejections during examination of applications for any Company Registrations.

(c)    To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with, and have not materially breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company or any of its Subsidiaries is a party relating to any of the Company Intellectual Property. To the Company’s Knowledge, each such Contract is in full force and effect, and to the Knowledge of the Company, no third party obligated to the Company or any of its Subsidiaries pursuant to any such Contract is in material breach or default thereunder.

(d)    Except as set forth in Section 4.20(d) of the Company Disclosure Schedule, since January 1, 2019 through the date hereof, to the Knowledge of the Company, there have been, and as of the date hereof there are, no legal disputes, claims, or investigations pending or threatened against the Company or any of its Subsidiaries, alleging interference with, infringement of, dilution of, or misappropriation of any Intellectual Property Rights of any Person (“Third Party Intellectual Property”) by the Company or any of its Subsidiaries.

(e)    To the Knowledge of the Company and except as set forth in Section 4.20(e) of the Company Disclosure Schedule, neither the operation of the business of the Company or its Subsidiaries (including the commercialization of their respective products or services) nor any activity of the Company or its Subsidiaries has, in the last six years, infringed upon, diluted, misappropriated, or violated any Third Party Intellectual Property.

(f)    To the Knowledge of the Company, no Person has, in any material respect, infringed upon, misappropriated, or violated any of the Owned Intellectual Property, and, in the past six years, neither the Company nor its Subsidiaries have sent any written notice alleging any such infringement, dilution, misappropriation or violation.

(g)    The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of its and their material confidential information and Trade Secrets. All current and former (i) employees of the Company and its Subsidiaries with access to the Company’s or its Subsidiaries’ confidential information, and (ii) to the Knowledge of the Company, Independent Contractors of the Company and its Subsidiaries, and other Persons with access to the Company’s or its Subsidiaries’ confidential information, have executed written Contracts requiring them to maintain the confidentiality of such information. Each current and former (i) employee of the Company and any of its Subsidiaries, and (ii) to the Knowledge of the Company, each current and former Independent Contractor of the Company and any of its Subsidiaries who contributed to the development of any Owned Intellectual Property, has executed a written Contract that assigns to the Company or its Subsidiaries all of such Person’s rights, title and interests relating to any and all of such Owned Intellectual Property, to the extent permitted under Applicable Law.

(h)    The Company and its Subsidiaries own, lease, license or otherwise has a right to use all material Systems, and such Systems are, to the Knowledge of the Company, reasonably sufficient for the needs of the Company and its Subsidiaries. To the Knowledge of the Company, and the Company and its Subsidiaries are not in material breach of any Contract pursuant to which the Company or its Subsidiaries, leases, licenses or is otherwise granted rights to use such Systems. From January 1, 2019 through the date hereof, to the Knowledge of the Company, there has been no failure or material substandard performance with respect to the Systems, in each case that has caused a material disruption to the business of the Company or its Subsidiaries. The Company and its Subsidiaries maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans and procedures and test such plans and procedures on a reasonably regular basis. To the Knowledge of the Company, the Systems do not and have not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data (collectively, “Malicious Code”). The Company and its Subsidiaries use industry standard methods to (i) detect and prevent Malicious Code that may be present in the products and (ii) subsequently correct or remove such Malicious Code.

(i)    Except for Contracts (i) Made Available to Parent, the products of the Company and its Subsidiaries (including any Software owned or purported to be owned by Company or any of its Subsidiaries) are not subject to any Contract that would (A) require the Company or its Subsidiaries to disclose to any Person any Trade Secret (including any source code of any Software) that forms part of or that is subject matter covered by any Owned Intellectual Property (including any escrow agreements or arrangements); (B) limit the Company’s or its Subsidiaries’ ability or right to market, charge or otherwise commercialize the applicable product or Owned Intellectual Property; or (C) allows a third party to decompile, disassemble or otherwise reverse engineer any product that is subject matter covered by Owned Intellectual Property. The Company and each of its Subsidiaries is in material compliance with all licenses and other Contracts governing Open Source Software that is used in its business. For each material proprietary Software product developed by or on behalf of the Company or any of its Subsidiaries (the “Company Software”), (i) the Company and its Subsidiaries have in their possession the source code for such Company Software, which source code is accessible by its employees as reasonably necessary; (ii) has documented such Company Software as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance the Company Software by readily using the existing source code and documentation, and (iii) to the Company’s Knowledge, the Company and its Subsidiaries have the right to use all material Software development tools, library functions, compilers and other Software that is required to operate, modify, distribute and support the Company Software.

(j)    Section 4.20(j) of the Company Disclosure Schedule (i) identifies each standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, and other multi-party special interest group in which the Company or any of its Subsidiaries is currently participating, or has participated in the past five years or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any authority, in all cases, to the extent related to any Intellectual Property Rights (each a “Standards Setting Body”); and (ii) sets forth a listing of the membership agreements and other Contracts relating to such Standards Setting Bodies, to which the Company or any of its Subsidiaries is bound (collectively, “Standards Setting Agreements”). Neither the Company nor any of its Subsidiaries is bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any Standards Setting Body that requires or purports to require the Company or any of its Subsidiaries to contribute, disclose or license any Intellectual Property Rights to such Standards Setting Body or its other members, or by which the Company or any of its Subsidiaries licenses any Intellectual Property Rights that are material to the business of the Company and its Subsidiaries from such Standards Setting Body or its other members, in each case other than the Standards Setting Agreements or Contracts Made Available to Parent. Except as set forth in Section 4.20(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have not made any written Patent disclosures to any Standards Setting Body. To the Knowledge of the Company, the Company and each of its Subsidiaries are in material compliance with all Standards Setting Agreements that relate to Intellectual Property Rights. Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property Rights or with any third Persons with respect to the Company’s or any of its Subsidiaries’ conduct with respect to any Standards Setting Body.

Section 4.21    Properties. Section 4.21 of the Company Disclosure Schedule contains an accurate and complete list of the addresses of all real property owned by the Company and its Subsidiaries (collectively, the “Owned Real Property”), and an accurate and complete list of all agreements which grant the Company the right to use or occupy any real property as a tenant, subtenant, permittee, lessee, licensee or pursuant to a similar tenancy arrangement including, without limitation, any ground leases, master leases, subleases, subordinate leases, or licenses and each of the agreements, memoranda of agreement, assignments, consents, guarantees, and other agreements delivered in connection with such occupancy agreements, and all amendments, modifications, supplements, waivers, terminations, renewals and extensions thereof, and all real property leased or subleased by it in the Company SEC Documents (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Each of the Company and its Subsidiaries have good and marketable fee title, or the local equivalent, to the Owned Real Property, and valid leasehold or subleasehold interest in all Leased Real Property, in each case, free and clear of all Liens (other than Permitted Liens), and all easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted. There are no outstanding purchase options or rights of first refusal or other contractual rights or obligations to sell, lease, sublease or assign any of the Real Property. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company or any of its Subsidiaries, (a) as of the date hereof, there are no actions pending, or, to the Knowledge of the Company, no Leased Real Property is subject to any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect any portion of the Leased Real Property and the Company has not received any written notice of the intention of any Governmental Authority to take or use any portion of the Leased Real Property and (b) all certificates of occupancy and permits of any Governmental Authority having jurisdiction over the Leased Real Property that are required to use or occupy the Leased Real Property or to operate the business of the Company have been issued and are in full force and effect. As of the date hereof, no portion of any security deposit or letter of credit, as applicable, has been applied by a landlord under any of the leases or other agreements regarding the occupancy of the Real Property.

Section 4.22    Privacy and Data Security.

(a)    The Company and its Subsidiaries comply and have at all times in the last six years complied in all material respects with all Privacy Obligations. The Company and its Subsidiaries have adopted and published a privacy notice and policy to the extent required by Applicable Law that accurately describes their privacy practices and complies with all applicable Privacy Obligations in all material respects. The Company and its Subsidiaries maintain pursuant to applicable Privacy Obligations commercially reasonable privacy and data security policies, processes, and controls, and an appropriate privacy program. The Company and its Subsidiaries have obtained all necessary consents required by Applicable Law for them to Process Personal Information, except to the extent any lack of consent would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b)    The execution, delivery, performance and consummation of the transactions contemplated by this Agreement (including the Processing of Personal Information in connection therewith) will not cause or constitute a material breach or violation of any applicable Privacy Obligations.

(c)    The Company and its Subsidiaries have implemented and maintain an information security program comprising reasonable and appropriate physical, administrative and technical safeguards that are (i) appropriate to the size and scope of the Company and its Subsidiaries and the Personal Information and other confidential information they Process in the conduct of their business, (ii) consistent with the commercially reasonable practices adopted for the industry in which the Company and its Subsidiaries operate, (iii) designed (in accordance with clause (i) of this subsection (c)) to protect the operation, confidentiality, integrity, availability and security of the Company’s and its Subsidiaries’ IT systems, and all Personal Information and other confidential information processed thereby, against unauthorized access, acquisition, interruption, alteration, modification, or use, and (iv) consistent with the Company’s and its Subsidiaries’ obligations applicable Privacy Obligations. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material failure of these physical, administrative and technical safeguards in the five years prior to the date hereof.

(d)    The Company and its Subsidiaries have taken reasonable measures to require that all third parties that Process Personal Information on their behalf materially comply with applicable Privacy Obligations. The Company and its Subsidiaries obligate third parties that Process Personal Information on their behalf to take commercially reasonable measures, pursuant to applicable Privacy Obligations that the Company and its Subsidiaries are subject to, to safeguard Personal Information.

(e)    The Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and audits of, and tracks material Security Incidents related to the Company’s systems and products (collectively, “Information Security Reviews”); and (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews.

(f)    There is not currently pending and there has not been in the last six years any claim, action, litigation, investigation, audit, complaint, or other proceeding to, from, by or before any Governmental Authority against the Company or any of its Subsidiaries with respect to privacy or data security, and, to the Knowledge of the Company, there is no reasonable basis for such actions.

(g)    Neither the Company nor any of its Subsidiaries has experienced within the last six years prior to the date hereof any Security Incident, nor has, to the Knowledge of the Company, any third party who Processes Personal information on the Company’s or its Subsidiaries’ behalf, experienced within the last six years prior to the date hereof any Security Incident affecting the Processing of Personal Information or other sensitive confidential information on behalf of the Company or any of its Subsidiaries, in each case except to the extent any such Security Incident would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 4.23    Brokers’ Fees. Except for the Company Financial Advisor, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, or that would become payable as a result of the Merger or the other transactions contemplated by this Agreement. Prior to the execution of this Agreement, the Company has provided to Parent, true and correct copies of all Contracts between the Company and any of its Subsidiaries, on the one hand, and the Company Financial Advisor related to the Merger and the other transactions contemplated by this Agreement.

Section 4.24    Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion addressed to the Company Board to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger pursuant to this Agreement is fair from a financial point of view, to such holders. A signed copy of such opinion shall be provided (solely for informational purposes) to Parent promptly following execution of this Agreement and receipt thereof by the Company (it being agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub or any of their respective Affiliates).

Section 4.25    International Trade.

(a)    The Company, its Subsidiaries, and their directors, managers, partners, officers, employees and Persons acting on behalf of the Company or its Subsidiaries are, and at all times during the past five years have been, in compliance in all material respects with applicable Trade Laws.

(b)    During the past five years, neither the Company nor any of its Subsidiaries has been the subject of investigations, voluntary, directed, or involuntary disclosures or proceedings under Trade Laws, and, to the Knowledge of the Company, there are no pending or threatened claims or investigations involving suspected or confirmed violations by the Company or its Subsidiaries, or by any of their directors, managers, partners, officers, employees, or Persons acting on behalf of the Company or its Subsidiaries.

(c)    Neither the Company nor any of its Subsidiaries nor any of their directors, managers, partners, officers, or employees of the Company or its Subsidiaries, or, to the Knowledge of the Company, any Person acting on behalf of the Company or its Subsidiaries is: (1) located, organized, or resident in a Sanctioned Territory; (2) a Sanctioned Person; or (3) engaged, directly or indirectly, in dealings or transactions in or with a Sanctioned Territory or Sanctioned Person.

(d)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Person acting on behalf of the Company or its Subsidiaries has imported, exported, reexported, transferred, released, or otherwise provided, directly or indirectly, any commodities, technology, technical data, or software without first obtaining any import or export license, permit, or other government authorization as may be required.

(e)    The Company and its Subsidiaries have obtained, and are in compliance in all material respects with, all applicable import and export licenses and other Governmental Permits, consents, authorizations, waivers, approvals and orders, and have made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Authority, and have met the requirements of any license or permit exceptions or exemptions, as required in connection with (i) the import, export, re-export, or transfer of products, services, software, or technologies, and (ii) releases of Intellectual Property, technical data, software, or technologies to foreign nationals located in the United States and abroad. The Company possess all customs, bonds, International Traffic in Arms Regulations and/or Export Administration Regulations licenses and other applicable export or import registrations, licenses, or other government authorizations that are necessary to operate its business.

(f)    The Company and its Subsidiaries have at all times during the past five years maintained and enforced policies and procedures reasonably designed to ensure compliance with applicable Trade Laws by the Company, its Subsidiaries, and each of their directors, managers, partners, officers, employees, agents, representatives, consultants or any other Person, in each case, acting for or on behalf of the Company or its Subsidiaries.

Section 4.26    Customers and Suppliers.

(a)    Section 4.26(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company’s top ten customers based on amounts paid or payable by such customer to the Company during each of (i) the twelve months ended December 31, 2020 and (ii) the twelve months ended June 30, 2021 (collectively, the “Significant Customers”). To the Knowledge of the Company, as of the date hereof, there is no material dissatisfaction on the part of any Significant Customer with respect to the Company’s products or services or its business relationship with the Company, nor any facts or circumstances that could reasonably be expected to lead to such material dissatisfaction. As of the date hereof, the Company has not received any notice from a Significant Customer that it will not continue as a customer, and, to the Knowledge of the Company, as of the date hereof no Significant Customer has threatened to not continue as a customer of the Company or, following the Effective Time, the Surviving Corporation or that such Significant Customer intends to terminate, breach or request a material modification to existing Contracts with the Company or, following the Effective Time, the Surviving Corporation. As of the date hereof, there are no warranty claims made or refunds requested by any Significant Customer with respect to any products or services of the Company except for normal warranty claims and refunds consistent with past history and that would not result in a reversal of any material amount of revenue by the Company.

(b)    Section 4.26(b) of the Company Disclosure Schedule sets forth the top ten vendors and suppliers of products and services to the Company based on amounts paid or payable by the Company to such vendors and suppliers during each of (i) the twelve months ended December 31, 2020 and (ii) the twelve months ended June 30, 2021 (collectively, the “Significant Suppliers”). The Company is current in its payments to all Significant Suppliers and, as of the date hereof, the Company does not have, and since January 1, 2020 has not had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose or remained unresolved. To the Knowledge of the Company, as of the date hereof, there is no material dissatisfaction on the part of any Significant Supplier with respect to its business relationship with the Company, nor any facts or circumstances that could reasonably be expected to lead to such material dissatisfaction. As of the date hereof, the Company has not received any notice from a Significant Supplier that it will not continue to supply, and, to the Knowledge of the Company, as of the date hereof, no Significant Supplier has threatened to not continue to supply to the Company or, following the Effective Time, the Surviving Corporation or that such Significant Supplier intends to terminate, breach or request a material modification to existing Contracts with the Company or, following the Effective Time, the Surviving Corporation (any such notice or threat contemplated by this sentence or by the penultimate sentence of Section 4.26(a), a “Customer or Supplier Adverse Event”). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the business of the Company, and to the Knowledge of the Company, there is no reason why the Company would not continue to have such access on commercially reasonable terms.

Section 4.27    Governmental Grants. The Company has Made Available accurate and complete copies of (i) all applications and material correspondence submitted or received by the Company and its Subsidiaries to or from the IIA or to or from any other Governmental Authority in connection with a Governmental Grant or application therefore, and (ii) all certificates of approval and letters of approval (and supplements or amendments thereto) and certificates of completion issued to the Company and its Subsidiaries by the IIA or any other such Governmental Authority in connection with a Governmental Grant or application therefore. In each application or report submitted by or on behalf of the Company and its Subsidiaries, all information required by such application or report has been disclosed accurately and completely, in all material respect, and the Company and its Subsidiaries have not made any misstatements of fact or disclosures that are not accurate or complete. Section 4.27 of the Disclosure Schedule sets forth: (i) the aggregate amount of each payment or transfer made on account of each Governmental Grant; and (ii) the aggregate outstanding monetary obligations of the Company and its Subsidiaries under each Governmental Grant with respect to royalties or other payments and (iii) the Owned Intellectual Property developed with the support of the Governmental Grants. Except for undertakings set forth in letters of approvals provided under any applicable Israeli law, there are no undertakings on the part of the Company and its Subsidiaries that were given in connection with any Governmental Grant by the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance, in all material respects, with the terms, conditions, requirements and criteria of all Governmental Grants (including any reporting requirements) and has duly fulfilled all conditions, undertakings and other material obligations relating thereto. The Company and its Subsidiaries have not, prior to the date of this Agreement, transferred any Owned Intellectual Property that was developed with the support of IIA funding or in consequence thereof outside of Israel. No claim or challenge have been made by any Governmental Authority with respect to the entitlement of the Company and its Subsidiaries to any Governmental Grant or the compliance with the terms, conditions, obligations or laws relating to the Governmental Grants.

Section 4.28    Information Supplied. The Proxy Statement will not, as of the date the Proxy Statement is first mailed to the Company’s stockholders, and at the time of the Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholder Meeting that has become false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their Representatives in writing specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01    Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and authority that are necessary to carry on its business as now conducted.

Section 5.02    Corporate Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of specific performance, injunctive relief and other equitable remedies.

Section 5.03    Governmental Authorization. Assuming the accuracy of the representations and warranties of the Company, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (b) compliance with any applicable Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other U.S. state or federal or foreign securities laws, Applicable Laws or the rules or regulations of Nasdaq, (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (e) obtaining an exemption under Section 15(d) of the Israeli Securities Law for the grant of Parent RSUs at the Effective Time and the issuance of the underlying shares of Parent Common Stock.

Section 5.04    Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or the certificate of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05    Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned, directly or indirectly, by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

Section 5.06    No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07    Litigation. As of the date hereof, there is no material Proceeding pending against or, to the knowledge of Parent, threatened in writing against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any material Order that would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.08    Sufficiency of Funds. Parent will have as of the Effective Time, and will cause Merger Sub to have as of the Effective Time, available to them cash, cash equivalents and other sources of immediately available funds sufficient to pay the Aggregate Merger Consideration and all other cash amounts payable in connection with the Closing pursuant to this Agreement. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.09    Absence of Certain Agreements. As of the date hereof, neither Parent nor Merger Sub has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (a) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (b) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

Section 5.10    Stock Ownership. Neither Parent nor Merger Sub owns any shares of capital stock of the Company. Neither Parent nor Merger Sub is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

Section 5.11    Brokers’ Fees. There are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of Parent or Merger Sub who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, or that would become payable as a result of the Merger or the other transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS

Section 6.01    Conduct of the Company. The Company covenants and agrees that, except for matters (i) expressly permitted or expressly contemplated by this Agreement, (ii) set forth on Section 6.01 of the Company Disclosure Schedule, (iii) reasonably undertaken in connection with any COVID-19 Measures, (iv) undertaken with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall be deemed to have approved in writing if it provides no written response within five Business Days after a written request by the Company for such approval in compliance with the terms of Section 9.01), (v) required by Applicable Law or the rules and regulations of Nasdaq, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, the Company (A) shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1) conduct its business in the ordinary course in all material respects, substantially consistent with past practice, (2) maintain its business as a going concern, (3) keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with the Company and its Subsidiaries and (4) preserve intact its business organization, and (B) shall not, and shall cause each of its Subsidiaries not to:

(a)    amend the Company’s certificate of incorporation or bylaws, or amend any certificate of incorporation or bylaws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(b)    other than with respect to a direct or indirect wholly owned Subsidiary of the Company, (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries (or securities convertible or exchangeable therefor), (ii) split, reverse split, combine, subdivide or reclassify or otherwise amend the terms of any capital stock (or securities convertible or exchangeable therefor) of the Company or any of its Subsidiaries, or (iii) purchase, redeem or otherwise acquire or offer to purchase, redeem or acquire any Company Securities, except for the net settlement of Company Equity Awards or acquisitions of shares of Company Common Stock by the Company, in each case, in satisfaction by holders of Company Equity Awards of the applicable withholding taxes or in accordance with the terms of the ESPP;

(c)    issue, deliver, sell, grant, announce, pledge, transfer, subject to any Lien, otherwise encumber or dispose of any equity interests of the Company or incur any obligation to make any payments to any Person based on the price or value of any Company Securities, other than (i) the issuance of shares of Company Common Stock pursuant to (A) the terms of Company Equity Awards that are outstanding on the date hereof, in accordance with the applicable terms of such Company Equity Awards as in effect on the date of this Agreement, or (B) grants or awards of Company Securities or Company Equity Awards (x) required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof or (y) as permitted by Section 6.01(c)(B)(y) of the Company Disclosure Schedule; provided that any such grants or awards are pursuant to a form of award agreement that has been Made Available or (ii) the issuance of shares of Company Common Stock under the ESPP and pursuant to the terms thereof and Section 2.06 of this Agreement;

(d)    merge, consolidate or enter into a strategic alliance or similar legal partnership with any Person, file a voluntary petition for bankruptcy or liquidation, dissolve, liquidate, restructure or recapitalize or adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial bankruptcy, liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(e)    (i) increase the salary, wages, benefits, bonuses or other cash compensation payable or to become payable to the Company’s employees, officers, directors or Independent Contractors, except for (A) increases required to be made pursuant to the terms of existing employment or other compensation agreements or arrangements in effect as of the date hereof, (B) increases to employees below the level of Vice President due to annual increases consistent with past practice and in the ordinary course of business, (C) increases required under any Company Employee Plan pursuant to the terms in effect as of the date hereof or Collective Bargaining Agreement or under Applicable Law or (D) payments permitted by Section 6.01(e)(i)(I) of the Company Disclosure Schedule; provided, that payments of cash bonuses accrued on the Company’s financial statements as of the end of the month immediately preceding the month in which the Closing occurs (the “Accrued Cash Bonuses”) shall not, except as set forth in Section 6.01(e)(i)(II) of the Company Disclosure Schedule, be deemed restricted by this Section 6.01, or (ii) other than as required by the terms of the applicable Company Employee Plan or under Applicable Law, enter into, adopt, amend (including by accelerating the vesting, payment or funding of any benefits under), modify or terminate any Company Employee Plan or plan, agreement, arrangement, or policy that would be a Company Employee Plan if in effect on the date hereof; provided that, for the avoidance of doubt, in no event shall the Company or any of its Subsidiaries enter into or adopt any new agreement or arrangement which, in the event of a change of control of the Company, accelerates or increases any cash, equity award or other benefit payable or to become payable to any of their employees, officers, directors or Independent Contractors;

(f)    hire, engage or terminate the employment or engagement of (other than for cause, as determined by the Company) (i) any employee, director, or Independent Contractor whose annual base cash compensation exceeds $200,000 or (ii) any officer;

(g)    negotiate, enter into, amend or extend any Collective Bargaining Agreement;

(h)    acquire or commit to acquire any business, assets, real property or capital stock of, any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, entrance into a joint venture or otherwise), in each case, in excess of $250,000 individually or $500,000 in the aggregate, other than one or more acquisitions of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets in the ordinary course of business and in amounts substantially consistent with past practice;

(i)    sell, assign, lease, license, pledge, transfer, abandon, subject to any Lien, permit to lapse or otherwise dispose of any assets, properties, or Company Intellectual Property, except in the ordinary course of business substantially consistent with past practice;

(j)    agree to any exclusivity, non-competition or similar provision or covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business, with any Person or in any geographic area, or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(k)    adopt or change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by (i) GAAP (or any interpretation thereof), (ii) by any Applicable Law, including Regulation S-X under the Securities Act, or (iii) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(l)    except for capital leases in the ordinary course of business and except for intercompany loans, guarantees, advance or capital contribution between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (i) incur, issue, or otherwise become liable for any additional Indebtedness in excess of $500,000 in the aggregate, (ii) modify in a manner materially adverse to the Company or its Subsidiaries the terms of any material Indebtedness existing as of the date hereof, (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company) or (iv) make any loan, advance or capital contribution to any Person in excess of $500,000 in the aggregate, other than (A) capital contributions and loans to any wholly owned Subsidiary, (B) extensions of trade credit in the ordinary course of business, (C) advances to directors, officers and other employees for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto, (D) obligations incurred pursuant to business credit cards in the ordinary course of business and (E) advancement or indemnification of expenses and losses incurred by current or former directors or officers of the Company and its Subsidiaries required under the certificate of incorporation or bylaws of the Company as in effect on the date hereof or indemnification agreements that have been Made Available;

(m)    make, change or revoke any material Tax election, change any annual Tax accounting period, file any material amended Tax Return or file any material Tax Return in a manner inconsistent with past practice, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. law) in respect of any material Tax, settle any material Tax Proceeding, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment outside the ordinary course of business;

(n)    effect any extraordinary transactions that would result in Tax liability to the Company or its Subsidiaries in a Taxable period (or portion thereof) beginning after the Closing Date that is materially in excess of Tax liability associated with the conduct of their business in the ordinary course consistent with past practice;

(o)    other than as set forth in the capital expenditure budget set forth on Section 6.01(o)(i) of the Company Disclosure Schedule, make, authorize, or make any commitment with respect to, any single capital expenditures that is in excess of $250,000 or capital expenditures that are in the aggregate in excess of $500,000 for the Company or any of its Subsidiaries, or (ii) enter into any lease of personal property or any renewals thereof in excess of $500,000 except in the ordinary course of business substantially consistent with past practice;

(p)    institute (other than (x) the institution of any Proceeding as a result of a Proceeding commenced against the Company or any of its Subsidiaries or (y) Proceedings for the collection of accounts receivable in the ordinary course of business), settle or agree to settle any Proceedings, other than the settlement of claims, liabilities or obligations (i) involving payments of less than $250,000 individually or $500,000 in the aggregate, (ii) reflected or reserved against in the Company Balance Sheet or (iii) settled in compliance with Section 6.13; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(q)    enter into any material new line of business;

(r)    fail to maintain in all material respects any Insurance Policies, it being understood that the Company and its Subsidiaries may enter into revised insurance provisions or obtain replacement insurance policies that provide insurance coverage substantially consistent with the Insurance Policies currently in effect;

(s)    (i) materially amend or modify, renew or terminate, or grant any release or waiver under, any Material Contract (excluding the expiration of any Material Contract in accordance with its terms) or enter into any new Contract that would have been a Material Contract if in existence on the date of this Agreement, except for Contracts contemplated by Section 4.14(a)(ii) or (iii) in the ordinary course of business, or (ii) renew or enter into any Contract with a Company Related Party;

(t)    conduct any reduction-in-force of employees or other service providers or otherwise implement any layoffs, in each case that would implicate the WARN Act; or

(u)    authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, without limiting or modifying the restrictions set forth in this Section 6.01, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries. In addition, the Company and its Subsidiaries may take such further commercially reasonable actions necessary to (x) respond to emergencies or protect the health and safety of the Company’s or any Subsidiary’s employees, suppliers, customers and other individuals having business dealings with the Company or any Subsidiary of the Company (including any COVID-19 Measures) or (y) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic; provided that the Company shall, to the extent legally permissible and only if time permits, consult with Parent prior to taking the actions described in this sentence.

Section 6.02    Acquisition Proposals; No Solicitation.

(a)    Subject to Section 6.03(b) and Section 6.03(c), until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01:

(i)    the Company shall not, and shall cause its Subsidiaries not to, and instruct its and their respective Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub in accordance with this Section 6.02), (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of supplying non-public information) any Acquisition Proposal or any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal or with respect to any proposals or inquiries from a Third Party relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 6.02), or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, for the purpose of encouraging or facilitating, or that would reasonably be expected to lead to, an Acquisition Proposal, (C) enter into any letter of intent, merger agreement, acquisition agreement, option agreement or other Contract (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal or Acquisition Transaction or enter into any merger agreement, acquisition agreement, option agreement or other Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any such letter of intent, agreement or Contract in this clause (C), an “Alternative Transaction Agreement”), (D) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (E) take any action to exempt any Person (other than Parent and its Affiliates) from restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” restrictions under Applicable Law, or (F) resolve, propose or agree to do any of the foregoing; and

(ii)    the Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal (including terminating access to any electronic data room), and promptly (within 24 hours hereof), the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be promptly returned or destroyed and shall use commercially reasonable efforts to cause the return or destruction thereof, to the extent such return or destruction has not previously been requested.

(b)    Notwithstanding anything to the contrary contained herein, if, at any time prior to obtaining the Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach of this Section 6.02, (iii) the Company Board or any committee thereof determines, in good faith after consultation with a financial advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (iv) the Company Board or any committee thereof determines, in good faith after consultation with outside legal counsel, that the failure to take the actions contemplated by this Section 6.02(b) would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, then the Company and its Representatives may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal (and its Representatives) and afford such Third Party (and its Representatives) access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or knowingly facilitate, any such discussions or negotiations; provided, however, that the Company (1) shall not, shall cause its Subsidiaries not to and shall direct its or their Representatives not to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will prior to or substantially concurrently provide to Parent any non-public information or other data or information concerning the Company or its Subsidiaries or access provided to such Third Party, in each case, which was not previously provided to Parent.

(c)    The Company shall as promptly as practicable (and in any event within 24 hours) notify Parent of the receipt by any director or officer of the Company of (i) any Acquisition Proposal or (ii) any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, any request for non-public information that would reasonably be expected to lead to an Acquisition Proposal or any request for discussions or negotiations with the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives that would reasonably be expected to lead to an Acquisition Proposal (any such inquiry, proposal, offer or request, an “Inquiry”), which notification shall include a copy of the applicable written Acquisition Proposal or Inquiry (or, if oral, a reasonably detailed written description of the material terms and conditions of such Acquisition Proposal or Inquiry) and the identity of the Third Party making such Acquisition Proposal or Inquiry. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal or Inquiry, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of any agreements (draft or final) or other material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal or Inquiry and the Company (or its Representatives) within 24 hours after receipt thereof. For the avoidance of doubt, all information provided to Parent or its Representatives pursuant to this Section 6.02 will be subject to the terms of the Confidentiality Agreement.

(d)    Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to grant waivers of, and not enforce, any provision of any confidentiality, standstill or similar agreement (or any confidentiality or standstill provision of any other Contract or agreement) to which any of the Company or any Subsidiary of the Company is a party that has the effect of prohibiting the counterparty thereto from making an unsolicited Acquisition Proposal.

(e)    Without limiting the foregoing, any violation of the restriction in this Section 6.02 by any of the Company’s or its Subsidiaries’ Representatives, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.02 by the Company.

Section 6.03    Company Recommendation.

(a)    Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, fail to make, amend or modify in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, publicly propose to withhold, withdraw, amend or modify in any manner adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, or otherwise make any public statement or proposal inconsistent with, the Company Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal, (iii) fail to recommend against acceptance of any publicly announced Acquisition Proposal within ten Business Days following the public announcement of such Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement pursuant to Section 6.02) with respect to an Acquisition Proposal or Acquisition Transaction or that could be reasonably expected to materially delay or materially impair the transactions contemplated by this Agreement or (v) resolve or publicly propose to take any action described in the foregoing clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (v) being referred to as an “Adverse Recommendation Change”).

(b)    (i)     Notwithstanding anything in Section 6.02 and Section 6.03(a), at any time prior to obtaining the Stockholder Approval, if the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 6.02, and the Company Board determines in good faith (after consultation with a financial advisor and outside legal counsel, it being understood that with respect to the matter described in clause (ii) below, only consultation with outside legal counsel shall be required), after giving effect to all of the adjustments to the terms in this Agreement proposed in writing by Parent and Merger Sub in response to such Acquisition Proposal, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take the actions below would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, the Company Board may (A) make an Adverse Recommendation Change described in clause (i) of the definition thereof and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement providing for a transaction that constitutes a Superior Proposal (which agreement shall be entered into concurrently with such termination), subject to compliance with the terms of paragraph (ii) below.

(ii)    No Adverse Recommendation Change pursuant to Section 6.03(b)(i) may be made and no termination of this Agreement pursuant to Section 8.01(h) may be made:

(A)    until after the third Business Day following written notice from the Company (the “Superior Proposal Notice Period”) advising Parent that the Company Board intends to make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other material transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and the Superior Proposal Notice Period shall be deemed to have recommenced on the date of such new Notice of Superior Proposal, provided that, in such case the Superior Proposal Notice Period shall be only (x) two Business Days following each of up to two new Notices of Superior Proposal and (y) one Business Day following any additional Notice of Superior Proposal);

(B)    unless, during such three Business Day period (or such shorter period that may apply pursuant to the proviso in clause (A) above), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent and its Representatives in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement; and

(C)    unless, following the expiration of such three Business Day period (or such shorter period that may apply pursuant to the proviso in clause (A) above), the Company Board has considered in good faith Parent’s proposal, if any, to adjust the terms and conditions of this Agreement, and the Company Board determines in good faith (after consultation with a financial advisor and outside legal counsel) that after giving effect to all of the adjustments to the terms in this Agreement proposed in writing by Parent and Merger Sub in response to such Acquisition Proposal, the Acquisition Proposal continues to be a Superior Proposal (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of this Agreement and the Company Board determines that such Acquisition Proposal no longer constitutes a Superior Proposal, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

(iii)    Notwithstanding anything in Section 6.03(a), at any time prior to obtaining the Stockholder Approval, the Company Board may make an Adverse Recommendation Change, if the Company Board determines in good faith (after consultation with a financial advisor and outside legal counsel, it being understood that with respect to the matter described in clause (y) below, only consultation with outside legal counsel shall be required), that (x) an Intervening Event has occurred and is continuing, and (y) the failure to make such Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that no such Adverse Recommendation Change may be made:

(A)    until after the third Business Day (or such shorter period that may apply pursuant to the last sentence of this Section 6.03(b)(iii)) following written notice from the Company advising Parent that the Company Board intends to take such action and specifying the material facts underlying the determination by the Company Board that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”);

(B)    unless, during such three Business Day period (or such shorter period that may apply pursuant to the last sentence of this Section 6.03(b)(iii)), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, negotiate with Parent in good faith to enable Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change; and

(C)    unless, following the expiration of such three Business Day period (or such shorter period that may apply pursuant to the last sentence of this Section 6.03(b)(iii)), the Company Board determines in good faith, taking into consideration any amendments to this Agreement proposed in writing by Parent (after consultation with outside legal counsel), that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law (it being understood and agreed that if Parent makes a proposal to adjust the terms and conditions of this Agreement and the Company Board determines that such Intervening Event no longer requires an Adverse Recommendation Change, Parent, Merger Sub and the Company shall promptly enter into amendments to such agreements to embody the terms of such proposal).

The provisions of this Section 6.03(b)(iii) shall also apply to any material change to the facts and circumstances relating to an Intervening Event, in which case such change shall require a new Notice of Intervening Event and the Company shall be required to comply again with the provisions of this Section 6.03(b)(iii), but in such case the three Business Day period referenced in this Section 6.03(b)(iii) shall be only (x) two Business Days following each of up to two new Notices of Intervening Event and (y) one Business Day following any additional Notice of Intervening Event.

(c)    Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, such disclosure is required under Applicable Law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act; provided, however, that (x) the Company may only make any such disclosure that constitutes an Adverse Recommendation Change in compliance with Section 6.03(b) and (y) any such disclosure that does not also contain an express reaffirmation by the Company Board of the Company Recommendation shall be deemed an Adverse Recommendation Change.

Section 6.04    Preparation of Proxy Statement; Stockholders’ Meeting.

(a)    As promptly as practicable (and in any event within fifteen Business Days) after the date of this Agreement, the Company shall prepare a proxy statement in preliminary form (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) for a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) and file it with the SEC, and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to collect from their respective Affiliates, as applicable, any necessary information for the preparation of the foregoing. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including using its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all material correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate with the Company, and shall collect from their Affiliates any necessary information, in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required to be set forth in the Proxy Statement under Applicable Law. Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholder meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC or any proxy advisory firm (including ISS, Glass Lewis and Egan-Jones) with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. The Company shall pay all filing fees required to be paid to the SEC in connection with the Proxy Statement.

(b)    The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or Merger Sub or their Affiliates in writing for inclusion or incorporation by reference in the Proxy Statement. If, prior to the Stockholder Meeting, the Company, Parent or Merger Sub discovers that information supplied by Parent and its Affiliates in writing for inclusion in the Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company’s stockholders. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to statements made (or incorporated by reference) in the Proxy Statement based on information supplied by or on behalf of the Company or any of its Subsidiaries.

(c)    As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in any event within five Business Days after clearance by the SEC), the Company shall conduct a “broker search” in accordance with Applicable Law and duly set a record date for the Stockholder Meeting and cause the Proxy Statement in definitive form and notice of the Stockholder Meeting to be mailed to the Company’s stockholders. As promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders, the Company shall in accordance with Applicable Law and the Company’s organizational documents, convene and hold the Stockholder Meeting for the purpose of considering and taking action upon the matters requiring Stockholder Approval; provided that notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum necessary to conduct the business of the Stockholder Meeting, (iii) after consultation with Parent, to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting, (iv) after consultation with Parent, to allow for additional time for the solicitation of proxies in order to obtain the Stockholder Approval, or (v) if the Company is required to postpone or adjourn the Company Meeting by Applicable Law, provided, however, that the Company may not postpone the Stockholders Meeting for more than an aggregate of twenty Business Days without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall consult with Parent to set the record date for the Stockholder Meeting and shall not change the record date or set a new record date for the Stockholder Meeting without consulting with Parent in good faith. Unless the Company Board or any committee thereof has made an Adverse Recommendation Change in compliance with Section 6.03, the Company shall (x) make the Company Recommendation to the stockholders of the Company and include such recommendation in the Proxy Statement, (y) use its commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders and to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (z) take all other action necessary or advisable to secure the vote of the holders of shares of Company Common Stock required by Applicable Law to effect the Merger. In the event of an Adverse Recommendation Change, the Company shall continue to submit this Agreement to the stockholders of the Company for approval at the Stockholder Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholder Meeting.

Section 6.05    Access to Information. Subject to Applicable Law and applicable contractual restrictions, from the date hereof to the Effective Time or the earlier termination of this Agreement, (i) upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours, to its properties, books, Contracts, personnel, Tax Returns and records (including via remote or electronic means) and (ii) the Company shall notify Parent in writing (in accordance with Section 9.01) of any Customer or Supplier Adverse Event as promptly as practicable after the occurrence thereof.  The foregoing shall not require the Company (a) to provide access to or otherwise make available or furnish any books, Contracts or records if such access would violate a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of outside counsel be reasonably likely to jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, (i) in the case of clauses (a) and (b), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection and (ii) in the case of clause (a), the Company shall use commercially reasonable efforts to obtain any consents of Third Parties that are necessary to permit such access), (c) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would reasonably be expected to, in the judgment of the Company based on advice of outside counsel, violate any Applicable Law or (d) as determined by the Company in consultation with Parent in good faith, jeopardize the health and safety of any employee of the Company of its Subsidiaries in light of the COVID-19 virus or any COVID-19 Measures.  Any such access pursuant to this Section 6.05 shall be conducted at Parent’s sole cost and expense under the supervision of appropriate personnel of the Company or its applicable Subsidiary. Any access to the properties of the Company or any of its Subsidiaries will be subject to the Company’s reasonable security measures. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, (i) contact any employee of the Company or any of its Subsidiaries in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (such consent not be unreasonably withheld, delayed or conditioned, and in any case to be decided upon by the Company within one Business Day of Parent’s written request for such consent), or (ii) have any discussion regarding the Company with any customer, vendor or supplier of the Company without providing the Company a reasonable opportunity to participate in such discussion; provided that, for purposes of clause (ii), if Parent’s outside regulatory counsel advises, after reasonable consultation with, and agreement by, the Company’s outside regulatory counsel, that it is advisable for Parent not to have joint discussions with the Company and any applicable customer, vendor or supplier of the Company in order to comply with Applicable Law, then Parent, Merger Sub or their respective Representatives shall be permitted to have such discussion without providing the Company with an opportunity to participate. All requests for information made pursuant to this Section 6.05 shall be directed to the Persons designated by the Company. Nothing in this Section 6.05 shall require the Company to permit the inspection of, or to disclose, any information regarding or related to the deliberations of the Company Board with respect to the transactions contemplated by this Agreement, the entry into this Agreement or any materials provided to the Company Board in connection therewith. All such information provided by or behalf of the Company or its Subsidiaries pursuant to this Section 6.05 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.06    Notice of Certain Events. Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of (i) the occurrence or existence of any fact, event or circumstance that (x) with respect to the Company, has had or would reasonably be expected to have a Company Material Adverse Effect, (y) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (z) would reasonably be expected to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date, or (ii) any written notice or other written communication that has been received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.07    Employee Benefit Plan Matters.

(a)    As of the Closing Date, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company and its Subsidiaries as of the Effective Time. From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (“Continuing Employees”), Parent shall cause the service of each such Continuing Employee prior to the Effective Time to be recognized for purposes of eligibility to participate in, and levels of benefits (but not for purposes of any equity or equity-based compensation, long-term incentive, change in control, retention or other one-time or special incentive compensation, defined benefit pension or retiree medical or similar benefits other than pension arrangements (collectively, “Enumerated Benefits”)) under, each compensation, retirement, vacation, paid time off, fringe, pension arrangement, study fund, severance or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their Subsidiaries (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b)    For a period of twelve months after the Closing Date (or, if shorter, for so long as the applicable Continuing Employee remains employed by the Surviving Corporation or its Subsidiaries), the Surviving Corporation or its applicable Subsidiary will (or Parent will cause the Surviving Corporation or its applicable Subsidiary to) provide each Continuing Employee with (i) (A) annual base salary or base hourly rate and (B) cash and equity incentive compensation opportunities (including commissions and Enumerated Benefits) and (ii) employee benefits (including the Enumerated Benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of the Company and or its Subsidiaries prior to the Closing.

(c)    From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, actively-at-work requirement, required physical examinations and any other restriction that would prevent immediate or full participation applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, actively-at-work requirement, required physical examinations and other restriction would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.07(a) shall control; and (ii) use commercially reasonable efforts to provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(d)    Parent shall comply with the covenant and acknowledgement set forth in Section 6.07(d) of the Company Disclosure Schedule with respect to the 2021 NEO Bonuses. Following the Effective Time, Continuing Employees shall participate in Parent’s bonus plans and programs and earn pro-rated bonus payments for the period commencing on the Closing Date and ending at the end of Parent’s fiscal year 2022.

(e)    The Company shall permit, and cause its Subsidiaries to permit, Parent to contact and make arrangements with the Company’s or its Subsidiary’s employees regarding employment or prospective employment with the Surviving Corporation after the Effective Time and for the purpose of ensuring the continuity of the business, and the Company agrees not to discourage, and to cause its Subsidiaries not to discourage, any such employees from consulting with Parent.

(f)    Nothing in this Section 6.07 shall be deemed to (i) amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law, (ii) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates to terminate the employment of, any Continuing Employee for any reason, (iii) constitute the establishment or amendment of any benefit or compensation plan, policy, agreement or other arrangement on the part of Parent, the Surviving Corporation or any of their Affiliates or (iv) create any third party beneficiary rights in any Continuing Employee, any other employee, officer, director, independent contractor of Parent, the Surviving Corporation or any of their respective Affiliates, or any other Person.

Section 6.08    State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09    Obligations of Merger Sub. Subject to the terms and conditions set forth herein, Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.

Section 6.10    Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement immediately following the execution of this Agreement and shall provide a copy of the certified vote or written consent to the Company.

Section 6.11    Director and Officer Indemnification, Exculpation and Insurance.

(a)    For six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount paid in its last full fiscal year prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)    From and after the Effective Time, each of Parent and the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company pursuant to: (i) each indemnification agreement in effect as of the date hereof between the Company and each individual who (x) at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or (y) is listed on Section 6.11(b) of the Company Disclosure Schedule (each such individual in clause (x) or (y), an “Indemnified Party”), the form of which has been Made Available; and (ii) any indemnification provision (including advancement of expenses subject to the undertaking in this Section 6.11 to repay advanced amounts) and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(d)    The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be intended third party beneficiaries of this Section 6.11); provided, however, that such rights of the Indemnified Parties as third party beneficiaries under this Section 6.11 shall not arise until the Effective Time.

Section 6.12    Further Action; Regulatory Approvals; Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities, make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take such steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) using reasonable best efforts to deliver required notices to, and to obtain the required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)    Without limiting the generality of anything contained in this Section 6.12, each of the Company, Parent and Parent’s Affiliates shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications to the other parties (except as may be prohibited by any Governmental Authority or by any Applicable Law).  Subject to Applicable Law, in advance and to the extent practicable, each of Parent, Parent’s Affiliates or the Company, as the case may be, will consult the other on all the information relating to Parent, Parent’s Affiliates or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement pursuant to this Section 6.12 and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be.  Each of the Company, Parent and Parent’s Affiliates agrees not to participate in any meeting(s) with any Governmental Authority in respect of any submission, notification or investigation under any Antitrust Law with respect to the Merger and the other transactions contemplated by this Agreement unless such party consults with the other party in advance. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each of the Company, Parent and Parent’s Affiliates will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding. Parent shall cause its Affiliates to make filings, registrations and declarations, deliver notices, documents, reports and submissions, execute and deliver instruments, and provide information as required in connection with this Section 6.12 and otherwise to comply with the obligations set forth in this Section 6.12 specifically applicable to them, and any failure by any of its Affiliates to comply with such obligations contained in this Section 6.12 shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.

Section 6.13    Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate (at Parent’s expense) in the defense and settlement of, any Stockholder Litigation. The Company shall keep Parent reasonably apprised of the status of, and proposed strategy and other significant decisions with respect to, any Stockholder Litigation, and Parent shall be given the opportunity to review and offer comments or suggestions on all filings and responses to be made by the Company with respect to such Stockholder Litigation, which the Company shall consider in good faith. The Company shall not be permitted to settle, or engage in settlement or compromise negotiations concerning, and Stockholder Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14    Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement (a) may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, or (b) that is consistent with previous releases, public disclosures or public statements made jointly by the parties or individually, if approved by the other party. For the avoidance of doubt, nothing herein shall restrict Parent or the Debt Financing Sources or their respective Affiliates from making customary announcements and communications in connection with the arrangement of the Debt Financing; provided, that Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on such announcements or communications and shall consider the Company’s comments in good faith.

Section 6.15    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17    Financing Cooperation.

(a)    From the date hereof until the Closing, or the earlier termination of this Agreement pursuant to Section 8.01, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective officers, employees, advisors and other Representatives to, use commercially reasonable efforts to provide such customary cooperation reasonably requested by Parent in a timely manner in connection with the documentation and consummation of any debt financing arranged by Parent or its Affiliates in connection with the transactions contemplated hereby (the “Debt Financing”), which shall include using commercially reasonable efforts to: (i) at reasonable times, upon reasonable advanced notice and at reasonable locations, cause appropriate members of the management team of the Company to participate in a reasonable number of meetings, due diligence sessions and similar presentations to and with the Debt Financing Sources and rating agencies, in each case, to the extent usual and customary for debt financings of a type similar to the Debt Financing and reasonably required in connection with the Debt Financing, (ii) furnish Parent and the Debt Financing Sources with the historical financial statements of the Company and its Subsidiaries and such other available financial information of the Company and its Subsidiaries reasonably requested by Parent in connection with the Debt Financing that is customarily required for the arrangement of debt financings similar to the Debt Financing, (iii) furnish Parent and the Debt Financing Sources with information regarding the Company and its Subsidiaries in connection with the preparation of customary information memoranda, lender presentations, rating agency presentations and other similar documents and materials that are usual and customary for debt financings of a type similar to the Debt Financing and reasonably required in connection with the Debt Financing, (iv) assist, to the extent reasonably requested by Parent, in the preparation of customary definitive financing documentation for the Debt Financing (including, to the extent reasonably requested by Parent, any customary authorization letters that are reasonably satisfactory to the Company, officer’s certificates and schedules), (v) facilitate the pledging of collateral to the extent required by the Debt Financing Sources to be pledged on the Closing Date (including by providing reasonable cooperation in connection with the release of related Liens and termination of security interests) and (vi) provide, at least three Business Days prior to the Closing Date, all documentation required by applicable “know your customer” and anti-money laundering Applicable Laws, including the USA PATRIOT Act, that has been requested in writing at least ten Business Days prior to the Closing Date. The Company consents to the reasonable use of any logos of the Company or its Subsidiaries in connection with the Debt Financing in a manner usual and customary for debt financings of a type similar to the Debt Financing; provided that such logos are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(b)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, any of its Subsidiaries or any of their respective officers, employees, advisors and other Representatives to (I) cooperate to the extent such cooperation would interfere unreasonably (in the judgment of the Company) with the business or operations of the Company or any of its Subsidiaries, (II) encumber any of the assets of the Company or any of its Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to the Closing Date, (III) pay, or commit to pay, any commitment or other fee or make any other payment, in each case, in connection with the Debt Financing prior to the Closing Date, (IV) take, or commit to take, any action that would reasonably be expected to conflict with, violate or result in a breach of or default under any contract in effect as of the date hereof (including this Agreement), any organizational document of the Company or any of its Subsidiaries or any Applicable Law, (V) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Debt Financing (other than the authorization letters referred to in clause (iv) above) unless (x) such Person will continue to serve as a director or manager or officer, as the case may be, after the Closing Date and (y) the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Effective Time, (VI) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing prior to the Closing Date, (VII) take any action that could subject any director, officer, employee, agent, manager, consultant, advisor or other representative of the Company or any of its Subsidiaries to any actual or potential personal liability, (VIII) provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or prepare any pro forma financial statements or other post-Closing financial information, (IX) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company or any of its Subsidiaries or (X) deliver any financial or other information that is not currently readily available or prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.17 shall be kept confidential in accordance with the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the obligations of the Company under this Section 6.17 are the sole obligations of the Company and its Subsidiaries with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligation.

Section 6.18    Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.19    Stock Market De-Listing. Prior to the Effective Time, the Company shall cooperate with Parent to take such action as may be necessary to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.20    Confidentiality. Each of the parties hereto shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party hereto in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms. If for any reason this Agreement is terminated prior to the Effective Time in accordance with the terms hereof, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.21    Tax Rulings.

(a)    The Company, in full coordination with Parent, shall prepare and file with the ITA an application for a ruling (which shall be confirmed by Parent’s advisors prior to its submission) confirming that: (i) Parent shall be exempt from withholding Tax in relation to payments made under this Agreement to the Exchange Agent, the 102 Trustee or the Withholding Agent in relation to any 102 Company Securities and 3(i) Company Options; (ii) the payment of any consideration upon the cancelation or purchase of 102 Company Securities with respect to which the requisite period has not passed will not constitute a violation of the requirements of Section 102 of the Ordinance as long as such consideration is deposited with the 102 Trustee; (iii) the cancelation of unvested 102 Company Securities and the replacement thereof with Parent RSUs in accordance with Section 2.06 will not trigger a taxable event; and (iv) the tax treatment under Section 102(b)(2) of the Ordinance will apply to such Parent RSUs (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues which are raised by the ITA in light of the factual background of the ruling request) (the “Option Tax Ruling”). In the event that it becomes apparent that the Option Tax Ruling will not be received prior to the Closing Date, the Company shall seek to receive prior to the Closing Date an interim tax ruling confirming, among other things, that Parent, the Company, the Withholding Agent and anyone acting on their behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to any 102 Company Securities (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Option Tax Ruling”). To the extent the Interim Option Tax Ruling is obtained, all references herein to the Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Option Tax Ruling is obtained. For the avoidance of doubt, the final language of the Option Tax Ruling and the Interim Option Tax Ruling shall be subject to the pre-approval of Parent.

(b)    The Company, in full coordination with the Parent, shall prepare and file with the ITA an application for a ruling (which shall be confirmed by Parent’s advisors prior to its submission) that (i) with respect to holders of shares of Company Common Stock (other than 102 Company Shares) that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempting Parent, the Withholding Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (B) clearly instructing Parent, the Withholding Agent, the Surviving Corporation and their respective agents on how such withholding is to be executed, the rate or rates of withholding to be applied and how to identify and determine any such non-Israeli residents; and (ii) with respect to holders of shares of Company Common Stock (other than 102 Company Shares) that are Israeli residents (as defined in the Ordinance or as will be determined by the ITA) (x) exempting Parent, the Withholding Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, or clarifying that no such obligation exists, or (y) clearly instructing Parent, the Withholding Agent, the Surviving Corporation and their respective agents on how such withholding is to be executed, and the rate of withholding to be applied; and (iii) with respect to holders of Company Equity Awards (other than 102 Company Securities), that are non-Israeli residents (as defined in the Ordinance or as will be determined by the ITA), (A) exempting Parent, the Withholding Agent, the Surviving Corporation and their respective agents from any obligation to withhold Israeli Tax at the source from any consideration payable or otherwise deliverable pursuant to this Agreement, including the Merger Consideration, the Option Payments, the SAR Payments and the RSU Payments, or clarifying that no such obligation exists, or (B) instructing Parent, the Withholding Agent, the Surviving Corporation and their respective agents on how such withholding at the source is to be executed, the rate or rates of withholding to be applied and how to identify any such non-Israeli residents (the “Withholding Tax Ruling”). For the avoidance of any doubt, the final language of the Withholding Tax Ruling shall be subject to the pre-approval of Parent.

(c)    The Company shall cause its Israeli counsel, accountants and other advisors to coordinate all activities or discussions in relation to obtaining the Option Tax Ruling, the Interim Option Tax Ruling and the Withholding Tax Ruling with Parent and its Israeli counsel, including any written or oral submissions, and meetings with the tax authorities, as may be necessary, proper and advisable. Subject to the terms and conditions hereof, the parties shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under Applicable Law to obtain the Option Tax Ruling and the Withholding Tax Ruling as promptly as practicable. Should any meeting be held with the ITA which Parent’s counsel does not attend, the Company’s counsel shall provide Parent and its counsel with an update of such meeting or discussion. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable Law to obtain the Interim Option Tax Ruling, Option Tax Ruling and Withholding Tax Ruling, as promptly as possible.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01    Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to Closing, of the following conditions:

(a)    the Stockholder Approval shall have been obtained at the Stockholder Meeting; and

(b)    no Governmental Authority of a competent jurisdiction over any party hereto that is material to the business or operations of either the Company or Parent shall have issued any Order that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law of a competent jurisdiction over any party hereto that is material to the business or operations of either the Company or Parent shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

Section 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by Parent, at or prior to Closing, of the following conditions:

(a)    (i) the representations and warranties of the Company set forth in Section 4.01 (Organization, Standing and Power), Section 4.02 (Corporate Authorization), Section 4.23 (Brokers’ Fees) and Section 4.24 (Opinion of Financial Advisor) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 4.05 (Capitalization) shall have been true and correct in all respects other than de minimis inaccuracies therein as of the date of this Agreement and shall be true and correct in all respects other than de minimis inaccuracies therein as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), (iii) the representations and warranties in clause (b) of Section 4.09 (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date and (iv) the representations and warranties of the Company set forth in Article 4 (other than those described in the foregoing clauses (i) through (iii)) shall have been true and correct as of the date of this Agreement and shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (a)(iv) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not resulted in a Company Material Adverse Effect;

(b)    the Company shall have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing (excluding the covenants and obligations set forth in Section 6.17);

(c)    Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied; and

(d)    since the date of this Agreement, there shall not have occurred and be continuing to exist any Company Material Adverse Effect.

Section 7.03    Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a)    the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date), except where the failure of such representations and warranties to be so true and correct in all material respects as of such particular date (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not have a Parent Material Adverse Effect;

(b)    Parent and Merger Sub shall each have performed or complied in all material respects with all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c)    the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

Section 7.04    Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger if such failure (or inability to be satisfied) was caused by such party’s failure to comply with or perform its obligations under this Agreement.

ARTICLE 8
TERMINATION

Section 8.01    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)    by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b)    by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before January 30, 2022 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of the failure of the Merger to be consummated by the End Date;

(c)    by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of the United States or Israel of competent jurisdiction shall have issued a final and non-appealable Order permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have complied with its obligations under Section 6.12;

(d)    by either Parent or the Company, upon written notice to the other party, if the Stockholder Meeting shall have been duly convened and held and completed and the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof);

(e)    by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date and the 30th day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent or Merger Sub is in material breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f)    by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date and the 30th day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is in material breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g)    by Parent, upon written notice to the Company, prior to obtaining the Stockholder Approval, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board fails to include in the Proxy Statement the Company Recommendation or (iii) following a publicly announced Acquisition Proposal the Company Board shall have failed to recommend against such Acquisition Proposal and publicly reaffirm the Company Recommendation, in each case, within ten Business Days following the public announcement of such Acquisition Proposal and in any event at least four Business Days prior to the Stockholder Meeting; or

(h)    by the Company, upon written notice to Parent, prior to obtaining the Stockholder Approval and subject to complying with the terms of Section 6.02 and Section 6.03, if the Company Board shall have effected an Adverse Recommendation Change in respect of a Superior Proposal in accordance with Section 6.03, and concurrently with such termination the Company enters into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition of, such termination, pay the Company Termination Fee to Parent pursuant to Section 9.04.

Section 8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last sentence of Section 6.05, and (iii) Article 9 shall survive any termination hereof pursuant to Section 8.01. Notwithstanding the termination of this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement, subject only, with respect to any such liabilities of the Company, to Section 9.04(b) and Section 9.09, and, with respect to any such liabilities of Parent, to Section 9.09. For the avoidance of doubt, the Confidentiality Agreement and Clean Team Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms.

ARTICLE 9
MISCELLANEOUS

Section 9.01    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) on the fifth Business Day after dispatch by registered or certified mail, (ii) on the next Business Day if transmitted by national overnight courier or (iii) on the date delivered if delivered in person or sent by e-mail (provided that confirmation of e-mail receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

Synaptics Incorporated

1251 McKay Drive

San Jose, CA 95131

Attention: General Counsel

E-Mail: As set forth in Section 9.01(a) of the Company Disclosure Schedule with a copy to (which shall not constitute notice):

Goodwin Procter LLP

601 Marshall Street

Redwood City, CA 94063

United States

Attention: Micheal J. Reagan; Joshua M. Zachariah

E-Mail: mreagan@goodwinlaw.com; jzachariah@goodwinlaw.com

if to the Company, to:

DSP Group, Inc.

2055 Gateway Place, Suite 480

San Jose, CA 95110

Attention: Ofer Elyakim; Dror Levy

E-Mail: As set forth in Section 9.01(b) of the Company Disclosure Schedule with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105-2482

United States

Attention: Jaclyn Liu; Leopoldo Aguilar

E-Mail: jliu@mofo.com; laguilar@mofo.com

Section 9.02    Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time (other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time).

Section 9.03    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party hereto against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04     Fees and Expenses.

(a)    Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    In the event that:

(i)    this Agreement is terminated pursuant to Section 8.01(g);

(ii)    this Agreement is terminated pursuant to Section 8.01(h); or

(iii)    this Agreement is terminated pursuant to Section 8.01(b) (provided that the Stockholder Approval shall not have been obtained), Section 8.01(d) or Section 8.01(e) and (A) prior to the date of termination (in the case termination pursuant to Section 8.01(b) or Section 8.01(e)) or the date of the Stockholder Meeting (in the case of termination pursuant to Section 8.01(d)) an Acquisition Proposal is made to the Company or made to the Company’s stockholders or is otherwise publicly disclosed or made known and (B) within twelve months after the date of such termination, the Company either (1) enters into a definitive agreement in respect of any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above) or (2) consummates any Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (A) above); provided that for purposes of this subsection (iii), each reference to “20%” in the definition of Acquisition Transaction shall be deemed to be references to “50%”;

then the Company shall pay Parent (or its designee) the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within two Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the earlier of the execution of a definitive agreement with respect to an Acquisition Proposal or the consummation of such Acquisition Proposal, as applicable. For the avoidance of doubt, any payment made by the Company under this Section 9.04(b) shall be payable only once with respect to this Section 9.04(b) and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that Parent be entitled to receive full payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, except for payment of the Company Termination Fee and any Parent Recovery Costs under this Section 9.04(b), the Company and its Affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling Persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination; provided that the foregoing shall not apply to any losses or damages suffered or incurred by Parent or any of its Affiliates arising from a breach by the Company of the Confidentiality Agreement or the Clean Team Agreement; provided, further, that if the Company fails to pay the Company Termination Fee when payable hereunder and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portion thereof, then the Company shall pay Parent and Merger Sub their reasonable out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (the “Parent Recovery Costs”).

Section 9.05    Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent or Merger Sub, as applicable, may assign this Agreement to (i) any of the Debt Financing Sources pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing or (ii) one or more direct or indirect wholly owned Subsidiaries of Parent (provided that, in any such case, Parent and/or Merger Sub, as applicable, shall remain responsible for the performance of all of its obligations hereunder, and any such assignment shall not impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and any reference to a party shall also be a reference to the successors and permitted assigns thereof. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Article 2 concerning payment of the Aggregate Merger Consideration, Section 6.11 and Section 9.15, which provisions shall after the Effective Time inure to the benefit of the Persons or entities benefiting therefrom who shall be intended third-party beneficiaries thereof and who may enforce the covenants contained therein.

Section 9.06    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.07    Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement brought by any party against any other party, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 9.09    Specific Performance.

(a)    The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. It is accordingly agreed that, unless this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right of termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction as set forth in Section 9.07 and, in any action for specific performance, each party waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement), and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason.

(b)    The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8, nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11    Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and, subject to the terms and limitations of this Agreement, the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12     Entire Agreement; No Reliance; Access to Information.

(a)    This Agreement, the Confidentiality Agreement, the Clean Team Agreement, the exhibits and schedules to this Agreement and the Company Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)    The Company, Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 and Article 5 of this Agreement, neither the Company, Parent, nor Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and except as expressly set forth as representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c)    Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (A) the books and records of the Company and its Subsidiaries and (B) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded reasonable opportunity to ask questions of and received answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement.

Section 9.13    No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15    Debt Financing Matters. The parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) to any Company Related Parties for any claims, causes of action, obligations or losses, and the Company hereby waives (on behalf of itself and each of its Subsidiaries) to the extent permitted by Applicable Law any rights or claims against any Debt Financing Source, in each case arising under, out of, in connection with or related in any manner to this Agreement or any debt commitment letter entered into in connection with the Debt Financing (a “Debt Financing Commitment Letter”) or based on, in respect of or by reason of this Agreement or any Debt Financing Commitment Letter or its negotiation, execution, performance or breach, (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement shall be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York, Borough of Manhattan, (c) any such claim, suit, action or proceeding and any interpretation of any Debt Financing Commitment Letter or the fee letter will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such claim, suit, action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 9.08 applies to any such claim, suit, action or proceeding, (f) only the parties to any Debt Financing Commitment Letter at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any Debt Financing Commitment Letter, (g) no amendment or waiver of this Section 9.15 that is adverse to the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Sources and (h) the Debt Financing Sources are express and intended third party beneficiaries of this Section 9.15 (including any other Section of this Agreement or defined term directly or indirectly referenced in this Section 9.15 (solely as used in this Section)). Notwithstanding the foregoing, nothing in this Section 9.15 shall limit the rights of Merger Sub, Parent or their respective Affiliates under any Debt Financing Commitment Letter or of Merger Sub, Parent, the Company or their respective Affiliates under the definitive financing agreements executed in connection with the Debt Financing to the extent such Person is or becomes a party thereto or the liabilities or obligations of the Debt Financing Sources under any Debt Financing Commitment Letter or the definitive financing agreements executed in connection with the Debt Financing. This Section 9.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 9.16    Limitation on Recourse. Other than with respect to the right to seek specific performance to the extent permitted by and in accordance with Section 9.09, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties to this Agreement, and then only with respect to the specific obligations set forth in this Agreement. Other than claims for specific performance to the extent permitted by and in accordance with Section 9.09, no Company Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate the transactions contemplated hereby), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or Applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DSP GROUP, INC.

By:	/s/ Ofer Elyakim
Name:	Ofer Elyakim
Title:	Chief Executive Officer

SYNAPTICS INCORPORATED

By:	/s/ John McFarland
Name:	John McFarland
Title:	Senior Vice President, General Counsel & Secretary

OSPREY MERGER SUB, INC.

By:	/s/ John McFarland
Name:	John McFarland
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of Surviving Corporation

THIRD RESTATED CERTIFICATE OF INCORPORATION

OF

DSP GROUP, INC.

(a Delaware corporation)

ARTICLE I

The name of this corporation is DSP Group, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office In the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock of the par value of US $0.001 per share.

ARTICLE V

The Board of Directors is expressly authorized to make, alter, amend and repeal the By-Laws of the Corporation.

ARTICLE VI

Section 1.          Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2.          Exculpation, Indemnification and Insurance.

(a)    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation or any predecessor of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

(b)    The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

(c)    Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of the Corporation’s Third Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VI, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

(d)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE VII

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

EXHIBIT B

Form of Bylaws of Surviving Corporation

BY-LAWS

of

DSP GROUP, INC.

Adopted

[  ]

-i-

TABLE OF CONTENTS

(continued)

-ii-

BY-LAWS

of

DSP GROUP, INC.

Amended and Restated as of [  ] 2021

ARTICLE I

OFFICES

Section 1.01         Registered Office. The registered office of the Corporation shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle.

Section 1.02          Principal Office and Other Offices. The principal office address of the Corporation shall be [__] or such other address as the Board of Directors shall determine from time to time. The Corporation may also establish other offices and places of business at such other places, both within and outside of the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.01          Annual Meeting. The annual meeting of the stockholders, for the purpose of electing directors and transacting such other business as may come before it, shall be held on the second Monday in June at 8:30 a.m. local time at the place of the meeting (or, if the meeting is to be held solely by means of Remote Communication (as defined in Section 2.08 of these By-Laws), local time at the place of the Corporation’s principal office), or on such date and at such time as determined by the Board of Directors. The annual meeting of the stockholders shall be held at such place, either within or outside of the State of Delaware, as may be specified by the Board of Directors; provided, however, that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place but may instead be held solely by means of Remote Communication.

Section 2.02          Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the President or by the Board of Directors and shall be called by the President or the Secretary of the Corporation at the request in writing of any one director or the stockholders owning at least 20% of the capital stock of the Corporation issued and outstanding and entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of the stockholders, no business shall be transacted which is not related to the purpose or purposes stated in the notice of the meeting. Any special meeting of the stockholders shall be held on such date, and at such time and (unless the meeting is to be held solely by means of Remote Communication) place, as shall be specified by the person or persons calling the meeting or in a waiver of notice thereof duly executed by all the stockholders.

Section 2.03          Notice of Meetings. Written notice of each stockholders' meeting, stating the place (if any), date and hour of the meeting and the means of Remote Communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes thereof, shall be given to each stockholder entitled to vote at the meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by applicable law. Any such notice may be given personally or by first class or express mail (with postage prepaid), telegram, telex, courier service (with charges prepaid), facsimile transmission or email, to the stockholder's address (or telex or facsimile number or email address) appearing on the books of the Corporation; provided, in the case of a telex or facsimile transmission number or email address, that such number or address is one at which the stockholder has consented to receive such a notice. If given by mail, telegraph or courier service, the notice shall be deemed to have been given when deposited in the United States mail or with a telegraph office or courier service for delivery to that stockholder, with postage or fees, as applicable, prepaid; if given by telex, facsimile transmission or email, the notice shall be deemed to have been given when dispatched.

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Section 2.04          Quorum; Adjournment. Except as otherwise provided in the Certificate of Incorporation or by applicable law, at any meeting of the stockholders the presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting shall constitute a quorum for the transaction of business at the meeting.

In the absence of a quorum, the stockholders present may adjourn the meeting to another time and place (if any), and notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of Remote Communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.05          Conduct of Meetings. The President shall preside at any meeting of the stockholders. In the absence of the President, such other person as shall have been designated by the President or the Board of Directors shall preside. The order of business at any meeting shall be as determined by the presiding officer.

The presiding officer shall have the power to prescribe such rules, regulations and procedures, and to do all such things, as in his or her judgment may be necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments, restrictions on entry to the meeting after the time scheduled for the commencement thereof, and the opening and closing of the voting polls.

If present, the Secretary shall act as secretary of any meeting of the stockholders. In the absence of the Secretary, or if the Secretary and the President shall be the same person, such other person as the presiding officer shall designate shall act as secretary of the meeting.

It shall be the duty of the Secretary to prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination by any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present at the meeting.

Section 2.06          Voting. Except as otherwise provided in the Certificate of Incorporation or by applicable law, (i) every holder of shares of capital stock of the Corporation which are entitled to vote shall be entitled to one vote for each share of such capital stock registered in the name of such stockholder, (ii) directors shall be elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors, and (iii) any other corporate action shall be authorized by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter; provided, in the cases of clauses (ii) and (iii), that a quorum is present at the meeting.

Section 2.07          Stockholder Action Without a Meeting. Except as otherwise provided in the Certificate of Incorporation or by Section 211(b) of the Delaware General Corporation Law or other applicable law, whenever the stockholders are required or permitted to take any action at any meeting, such action may be taken without a meeting, without prior notice and without a vote if (i) a consent or consents in writing to such action, setting forth the action so taken, shall be signed by holders of issued and outstanding shares of the capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted and (ii) the consent or consents so signed shall be delivered to the Corporation or the Secretary of the Corporation. Every such written consent shall bear the date of signature of each stockholder who signs the consent, and no such written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered as provided above in this Section, written consents signed by a sufficient number of holders to take the action are delivered to the Corporation or the Secretary of the Corporation. To the extent required by applicable law, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing to the action.

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Section 2.08          Remote Communication. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Directors may adopt, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation. Remote communication meeting the qualifications set forth in this Section is referred to in these By-Laws as “Remote Communication.”

Stockholders and proxy holders not physically present at a meeting of stockholders may by means of Remote Communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of Remote Communication.

Section 2.09          Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof or to consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date (i) shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, (ii) in the case of action in writing without a meeting, shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and (iii) shall not be more than sixty (60) days prior to such dividend, distribution, allotment, exercise or other action. If the Board of Directors does not fix a record date for a meeting or consent or a dividend, distribution, allotment, exercise or other action, the record date shall be such date as shall be determined in accordance with Section 213 of the Delaware General Corporation Law.

ARTICLE III

BOARD OF DIRECTORS

Section 3.01           Number. The number of directors of the Corporation shall be the minimum number fixed therefor from time to time by the Board of Directors or by the stockholders. The Board of Directors shall consist of a minimum of one (1) member until such number is changed by the Board of Directors or the stockholders. Any temporary vacancy created by the resignation, removal or death of a director shall not violate this Section 3.01.

Section 3.02          Election; Term of Office; Removal. At each annual meeting of the stockholders, the directors shall be elected, each to hold his or her office until his or her successor is elected and qualified, or until his or her earlier resignation, removal or death. Except as otherwise provided in the Certificate of Incorporation or by applicable law, any director, or the whole Board of Directors, may be removed, with or without cause, by a vote of a majority of the shares of capital stock of the Corporation then entitled to vote at an election of directors.

Section 3.03          Resignation. Any director may resign at any time by giving written notice to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if no such time is specified in the notice, upon receipt of the notice by the President or the Secretary. Unless otherwise specified in the notice, acceptance of such resignation shall not be necessary to make it effective.

Section 3.04          Vacancies. Any vacancy in the Board of Directors arising at any time and from any cause, including without limitation newly created directorships resulting from an increase in the number of directors and vacancies resulting from the removal of directors for cause, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum exists (or by a unanimous written consent of the directors then in office), or by a sole remaining director, or by the stockholders.

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Section 3.05          Annual Meetings. A newly elected Board of Directors may meet and organize as soon as practicable after and at the place where the annual meeting of stockholders is held; or may meet at such place, within or outside of the State of Delaware, and such date and time, as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or as may be specified in a duly executed waiver of notice.

Section 3.06          Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places, within or outside of the State of Delaware, as the Board of Directors shall determine.

Section 3.07          Special Meetings. Special meetings of the Board of Directors may be called by the President and shall be called by the President or the Secretary at the request of any one director. Such written request shall state the purpose or purposes of the meeting. Special meetings of the Board of Directors may be held at the principal office of the Corporation or at such other place, within or outside of the State of Delaware, as shall be designated in the notice of such meeting. Except as provided otherwise by applicable law, any business which may be conducted at any regular meeting of the Board of Directors may be conducted at any special meeting of the Board of Directors, whether or not such business was identified in the notice of such special meeting.

Section 3.08          Notice of Meetings. No notice need be given of any regular meeting of the Board of Directors or of any adjourned meeting of the Board of Directors. No notice need be given of any annual meeting of the Board of Directors which is held as soon as practicable after and at the place where the annual meeting of the stockholders of the Corporation is held.

Notice of each special meeting of the Board of Directors shall be given to each director by first class or express mail at least five (5) days before the meeting, or by telegram, telex, overnight courier service, facsimile transmission, email or other electronic transmission, or personal delivery, in each case at least two (2) business days before the meeting; provided that, if circumstances necessitate, a special meeting may be held with less notice. Notices shall be deemed to have been given: if given by mail, when deposited in the United States or Australian mail with postage prepaid; if given by telegram or courier service, when deposited with a telegraph office or courier service with charges prepaid or duly provided for; if given by telex, facsimile transmission, email or other electronic transmission, at the time of sending; and if given by personal delivery, at the time of delivery. Notices given by personal delivery may be in writing or oral. Written notices shall be sent to a director at the postal address, telex or facsimile number, email address or address for other electronic transmission, designated by him or her for that purpose or, if none has been so designated, at his or her last known residence or business address, telex or facsimile number, email address or address for other electronic transmission; provided, however, that whenever the director has an email address at macquarie.com, such director’s then current email address at macquarie.com shall be deemed to be an email address that such director shall have designated for the purpose of notice under this Section 3.08. For purposes of this Section 3.08, business days shall be determined on the basis of the time and generally accepted calendar of holidays at the place where the meeting to which the notice pertains is scheduled to be held.

No notice of a meeting need be given to any director who signs a written waiver thereof (whether before, during or after the meeting) or who attends the meeting without protesting, prior to or at the commencement of the meeting, the lack of notice of the meeting to such director.

Except as otherwise required by applicable law or these By-Laws, no notice need state the purpose of the meeting.

Section 3.09         Quorum; Vote; Adjournment. Except as otherwise provided by applicable law, at all meetings of the Board of Directors, a majority of the members of the Board of Directors in office shall constitute a quorum for the transaction of business and any specific item of business, and the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum is obtained. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 3.10          Conduct of Meetings. The President of the Corporation shall preside at all meetings of the Board of Directors. In the absence of the President, the Board of Directors may select anyone from among its members to preside over the meeting. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors; in the absence of the Secretary or if the Secretary and the person presiding at the meeting are the same person, the President or other person presiding at the meeting may appoint any person to act as secretary of the meeting. If the Treasurer of the Corporation is not also a director of the Corporation, the Treasurer may attend any meeting of the Board of Directors at the invitation of any director, but the Treasurer shall have no vote at any meeting he or she attends when he or she is not a director.

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Section 3.11          Attendance by Telephone. Any one or more directors (or members of any committee of the Board of Directors) may participate in a meeting of the Board of Directors (or of such committee) by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in a meeting by such means shall constitute presence in person at the meeting.

Section 3.12          Action Without a Meeting. Any action required or permitted to be taken by the Board of Directors (or any committee thereof) may be taken without a meeting if all the members of the Board of Directors (or of such committee) then in office consent in writing to the adoption of a resolution authorizing the action and the written consents thereto of the directors (or the members of the committee) are filed with the minutes of the proceedings of the Board of Directors (or such committee).

Section 3.13          Committees. The Board of Directors may establish from among its members standing and special committees, each consisting of one or more directors. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, except that no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by applicable law to be submitted to stockholders for approval or (ii) adopting, amending or repealing the By-Laws of the Corporation.

The provisions of Sections 3.08 and 3.10 of these By-Laws, pertaining to notice of meetings of the Board of Directors and the conduct of meetings of the Board of Directors, shall apply also to meetings of committees of the Board of Directors, unless different notice procedures or rules of conduct shall be prescribed by the Board of Directors for such committees or any particular committee of the Board of Directors.

Minutes of all such committees shall be filed with the Secretary of the Corporation.

ARTICLE IV

OFFICERS

Section 4.01          Officers. The officers of the Corporation shall include a President, a Secretary and a Treasurer, and may also include one or more Vice Presidents (which may be further classified as "executive" or "senior" or by other descriptions, as determined by the Board of Directors), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, and such other officers, as the Board of Directors may from time to time elect. One person may hold two or more offices in the Corporation. Offices of the Corporation may but need not be held by persons who are also directors of the Corporation.

Each officer shall have such authority and perform such duties, in addition to those specified by these By-Laws, as may be prescribed by the Board of Directors from time to time.

Section 4.02          Election; Term of Office; Resignation; Removal. The officers of the Corporation shall be elected at each annual organizational meeting of the Board of Directors and, in the case of a vacancy or a newly created office, at any time, by action of the Board of Directors. Each officer shall continue in office until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal or death.

Any officer of the Corporation may resign at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Such resignation shall take effect at the time specified therein or, if such time is not specified therein, upon receipt thereof by the Board of Directors or the Secretary. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Any officer of the Corporation may be removed, with or without cause, by the Board of Directors; the election or appointment of an officer shall not in itself create any contract right.

Section 4.03          Other Agents. The Board of Directors or the President may from time to time appoint such agents of the Corporation as the Board of Directors or the President shall deem necessary. Each of such agents shall hold office at the pleasure of the Board of Directors or, if such agent was appointed by the President, of the President, and shall have such authority and may perform such duties as the Board of Directors or, if appointed by the President, the President may from time to time determine. Each such agent shall receive such compensation, if any, as the Board of Directors or, if appointed by the President, the President may from time to time determine.

Section 4.04          President. The President shall be the chief executive officer of the Corporation. The President shall preside at all meetings of the stockholders and of the Board of Directors. Subject to the control of the Board of Directors, the President shall be responsible for the day-to-day management of the business and affairs of the Corporation. The President shall have the power to sign alone (unless the Board of Directors shall specifically require an additional signature) all contracts in the name and on behalf of the Corporation. The President also shall perform all duties and enjoy all other powers commonly incident to the office of President, subject, however, to the control of the Board of Directors.

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Section 4.05          Vice Presidents. Each Vice President, if any, shall have such authority and perform such duties as shall be assigned to such Vice President from time to time by the Board of Directors. In the absence or disability of the President or the vacancy in the office of the President, the duties of the President shall be performed, and the President's powers may be exercised, by such Vice President as shall be designated by either the President or the Board of Directors; failing such designation, such duties shall be performed and such powers may be exercised by the Vice Presidents in the order of their first election to the office of Vice President of the Corporation; subject in any case to review and superseding action by the Board of Directors, but such superseding action shall not affect the validity of actions taken prior to the date of the superseding action.

Section 4.06          Secretary; Assistant Secretaries. The Secretary shall act as secretary of all meetings of the stockholders and of the Board of Directors and shall keep the minutes of all such meetings and of all meetings of all committees of the Board of Directors. The Secretary shall give notices of the meetings of the stockholders and of the Board of Directors as required by applicable law and by these By-Laws. The Secretary shall have custody of the corporate seal and affix and attest such seal to any instrument to be executed under seal of the Corporation. The Secretary also shall perform all duties and enjoy all other powers commonly incident to the office of Secretary, subject, however, to the control of the Board of Directors.

In the absence or disability of the Secretary, any Assistant Secretary may act in the Secretary’s stead.

Section 4.07 Treasurer; Assistant Treasurers. The Treasurer shall have the care and custody of all funds and securities of the Corporation. The Treasurer shall keep or cause to be kept complete and accurate accounts of receipts and disbursements of the Corporation and of deposits or custody of all moneys and other valuable effects of the Corporation. Whenever required by the Board of Directors, the Treasurer shall render statements of the accounts and financial condition of the Corporation. The Treasurer upon request shall at all reasonable times exhibit his or her books and accounts to the President or any director of the Corporation. The Treasurer also shall perform all duties and enjoy all other powers commonly incident to the office of Treasurer, subject, however, to the control of the Board of Directors. The Treasurer shall, if required by the Board of Directors, give such security for the faithful performance of his or her duties as the Board of Directors may require.

In the absence or disability of the Treasurer, any Assistant Treasurer may act in the Treasurer’s stead.

ARTICLE V

CAPITAL STOCK

Section 5.01         Form of Certificates. Unless otherwise provided by resolution of the Board of Directors, the shares of the capital stock of the Corporation shall be uncertificated or, if determined to be represented by certificates, which shall be in such form as shall be prescribed by applicable law and approved by the Board of Directors. Such certificates shall be signed by the President or a Vice President and the Secretary or the Treasurer of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

Section 5.02          Transfer of Shares. Transfers of shares of the capital stock of the Corporation shall be registered on its records maintained for such purpose (i) upon surrender to the Corporation of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or certificates or on a separate accompanying document, together with such evidence of the payment of applicable transfer taxes and compliance with other provisions of law as the Corporation may require or (ii) if shares are not represented by certificates, upon compliance with such transfer procedures as may be approved by the Board of Directors or prescribed by applicable law.

The Corporation shall be entitled to treat the holder of record of any share of the capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by law.

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Section 5.03          Regulations. The Board of Directors shall have authority to make such rules and regulations as it may deem expedient concerning the issuance, transfer or registration of shares of the capital stock of the Corporation, including without limitation such rules and regulations (including, without limitation, requirements with respect to indemnifications) as the Board of Directors may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01         Corporate Seal. The Board of Directors may adopt a corporate seal, alter such seal at its pleasure, and authorize it to be used by causing it or a facsimile thereof to be affixed or impressed or reproduced in any manner.

Section 6.02          Fiscal Year. The fiscal year of the Corporation shall be such period as may be fixed by the Board of Directors. Until such time as the Board of Directors shall change it, the fiscal year of the Corporation shall end on the last Saturday of June of each year.

Section 6.03          Voting Securities Owned by the Corporation. Unless otherwise ordered by the Board of Directors, the President of the Corporation, or any other officer of the Corporation designated by the President of the Corporation or the Board of Directors, (a) shall have full power and authority on behalf of the Corporation to attend and to act and vote in person or by proxy at any meeting of the holders of stock of, other equity interests in or other securities of any corporation or other entity in which the Corporation shall own or hold stock, other equity interests or other securities, and at any such meeting shall possess and may exercise in person or by proxy any and all rights, powers and privileges incident to the ownership of such stock, other equity interests or other securities which the Corporation, as the owner or holder thereof, might have possessed and exercised if present and (b) may execute and deliver on behalf of the Corporation powers of attorney, proxies, waivers of notice, written consents and other instruments relating to any stocks, other equity interests or other securities owned or held by the Corporation. The Board of Directors may, from time to time, confer like powers upon any other person or persons. In the absence or disability of the President of the Corporation or the vacancy in the office of the President of the Corporation, if no such designation by either of the President of the Corporation and the Board of Directors is in effect and no conference of like powers by the Board of Directors is in effect, then, unless the Board of Directors shall have ordered otherwise, the powers and authority conferred upon the President of the Corporation by this Section may be exercised by the Vice Presidents of the Corporation in the order of their seniority (based on their respective first elections to the office of Vice President of the Corporation) or, in the absence or disability of all of the Vice Presidents of the Corporation or if there are no Vice Presidents of the Corporation in office, by the Secretary of the Corporation.

ARTICLE VII

INDEMNIFICATION

Section 7.01          Indemnification of Directors, Officers, Employees and Other Agents. The Corporation shall, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 7.01, a “director” or “officer” of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

Section 7.02         Indemnification of Others. The Corporation shall have the power, to the maximum extent and in the manner permitted by the Delaware General Corporation Law, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. For purposes of this Section 7.02, an “employee” or “agent” of the Corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

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Section 7.03         Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the Delaware General Corporation Law.

ARTICLE VIII

AMENDMENTS

These By-Laws and any amendments hereof may be amended or repealed in any respect, and new By-Laws may be adopted, either by the stockholders or by the Board of Directors.

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